UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HAMILTON BEACH BRANDS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

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HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Tuesday, May 12, 2020 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve the amended and restated Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan;

3.	To approve, on an advisory basis, the Company’s Named Executive Officer compensation;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and

5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 16, 2020 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2020 Proxy Statement and Card are being mailed to stockholders commencing on or about March 26, 2020.

We currently intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting webpage which can be accessed at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials for updated information.

Dana B. Sykes

Secretary

March 26, 2020

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone (1-800-652-8683) or over the Internet (www.investorvote.com/HBB) or by completing and mailing the enclosed form of proxy. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the Internet or telephone. A self-addressed envelope is enclosed and no postage is required if mailed in the United States. If you wish to attend the meeting and vote in person, you may do so.

The Company’s Annual Report for the year ended December 31, 2019 is being mailed to stockholders with the 2020 Proxy Statement. The 2019 Annual Report contains financial and other information about the Company, but is not incorporated into the 2020 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than the 2020 Proxy Statement is not incorporated by reference into the 2020 Proxy Statement and you should not consider that information to be part of the 2020 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 12, 2020: The 2020 Proxy Statement and

2019 Annual Report are available, free of charge, at

https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials by clicking on the “2020 Annual Meeting Materials” link.

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT — MARCH 26, 2020

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “Hamilton Beach Holding,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 12, 2020 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 26, 2020.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven director nominees named in this Proxy Statement	FOR	10
2	Approval of the amended and restated Hamilton Beach Brands Holding Company Executive Long- Term Equity Incentive Plan	FOR	15
3	Approval, on an advisory basis, the Company’s Named Executive Officer compensation	FOR	20
4	The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2020	FOR	21
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 16, 2020 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 9,551,624 outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and 4,073,655 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat (1) properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the eleven director nominees receiving the greatest number of votes will be elected directors.

Proposal 2 is to approve the amended and restated Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2, provided that, for New York Stock Exchange (“NYSE”) purposes, abstentions will be counted and have the same effect as “against” votes. Broker non-votes, however, will not be treated as votes cast, so they will not affect the outcome of Proposal 2.

Proposal 3 is an advisory vote on the Company’s Named Executive Officer compensation. Although Proposal 3 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 3. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 3.

Proposal 4 is an advisory vote on the ratification of the appointment of EY as our independent registered public accounting firm for 2020. Although Proposal 4 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our appointment of EY as our independent registered public accounting firm for 2020. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 4. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 4.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I – CORPORATE GOVERNANCE INFORMATION

About Hamilton Beach Holding

Hamilton Beach Holding is an operating holding company and operates through its two wholly-owned subsidiaries Hamilton Beach Brands, Inc. (“HBB”) and The Kitchen Collection, LLC (“KC”) (collectively, “Hamilton Beach Holding” or the “Company”). On October 10, 2019, the Company’s board of directors (the “Board”) approved the wind down of KC and its retail operations. By December 31, 2019, all KC stores were closed and on January 21, 2020 the Board approved the dissolution of the KC legal entity and a Certificate of Dissolution of Ohio Limited Liability Company was filed with the Ohio Secretary of State. HBB is a leading designer, marketer, and distributor of branded, small electric household and specialty housewares appliances as well as commercial products for restaurants, bars, and hotels. HBB operates in the consumer, commercial, and specialty small appliance markets.

Board Composition

Our Board currently consists of eleven directors. Directors are elected at each annual meeting to serve for one-year terms or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors.”

Board Leadership Structure

The Company’s roles of Chairman and Chief Executive Officer are separated, enabling Gregory H. Trepp, our President and Chief Executive Officer to focus on managing the Company and the HBB business and Alfred M. Rankin, Jr., our Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and our business. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other Board members to maximize their contributions to our Board;

•	ensure that each other Board member has sufficient knowledge and understanding of our business to enable such other member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives;

•	provide experience regarding the responsibilities of being a public company; and

•	provide the perspective of a long-term stockholder.

This Board leadership structure also enhances the effectiveness of the HBB board of directors, which has a parallel structure to the Company’s Board and provides oversight at the strategic and operational level. Each director who serves on our Board is also a member of the subsidiary HBB board of directors. Our Chairman also serves as the Chairman of the HBB board of directors. This structure provides a common and consistent presence that enables the HBB board of directors to function effectively and efficiently.

We do not assign a lead independent director, but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.

Directors’ Independence

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we have the characteristics of, and may be, a “controlled company,” as defined in Section 303A of the listing standards of the New York Stock Exchange (the “NYSE”). However, the Board has elected not to make use, at the present time, of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board are independent, as described in the NYSE listing standards, and our Compensation Committee, Audit Review Committee and Nominating and Corporate Governance Committee (the “NCG Committee”) are composed entirely of independent directors. In making a determination as to the independence of our directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following directors are independent:

Mark R. Belgya	Paul D. Furlow
Michael S. Miller	John P. Jumper
James A. Ratner	Dennis W. LaBarre

The Board also determined that David F. Taplin, who did not stand for re-election to the Board at the 2019 annual meeting, was independent as described in the NYSE listing standards.

Board Oversight of Risk Management

The Board oversees our risk management. The full Board (as supplemented by the appropriate Board committee in the case of risks that are overseen by a particular committee) regularly reviews information provided by management in order for our Board to oversee our risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Directors’ Meetings and Attendance

Our Board held six meetings in 2019. During their tenure in 2019, all of the directors attended at least 75% of the total meetings held by our Board and the committees on which they served.

In accordance with NYSE rules, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee typically presides at such meeting. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of which director should preside at any such additional meetings will be made based on the subject matter to be discussed at each such meeting. Meetings of the non-management directors were held on February 12, 2019 and February 11, 2020. Only independent directors attended those meetings.

We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2019 annual meeting of stockholders attended the annual meeting in person, with the exception of David F. Taplin who did not stand for re-election at the 2019 meeting of stockholders.

Board Committees

Our Board has an Audit Review Committee, a Compensation Committee, a NCG Committee, a Planning Advisory Committee, and an Executive Committee.

The table below shows the current directors, the members of each committee and the number of meetings held in 2019:

Director	Independent	Audit Review	Compensation	NCG	Planning Advisory	Executive
Mark R. Belgya	Yes	X	X		X
J.C. Butler, Jr.	No				X	X
Paul D. Furlow	Yes	X		X	X
John P. Jumper	Yes	X	X	X
Dennis W. LaBarre	Yes	X	X	Chair		X
Michael S. Miller	Yes	Chair	X	X		X
Alfred M. Rankin, Jr.	No				Chair	Chair
Thomas T. Rankin	No
James A. Ratner	Yes	X	Chair	X		X
Gregory H. Trepp	No					X
Clara R. Williams	No
2019 Meetings		7	5	3	0	0

Description of Committees

Each of the Audit Review Committee, Compensation Committee, and Nominating and Corporate Governance Committee responsibilities are set forth in the committee’s charter which is available on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation, retention and oversight of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”); and

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC.

Compensation Committee. The Compensation Committee has responsibilities in its charter with respect to the administration of our policies for compensating our employees, including our executive officers and directors. Among other things, these responsibilities include:

•	the review and approval of corporate goals and objectives relevant to executive compensation;

•	the evaluation of the performance of the Chief Executive Officer (“CEO”) and other executive officers in light of our corporate goals and objectives;

•	the determination and approval of CEO and other executive officer and senior manager compensation;

•	the consideration of whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•

the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters that are subject to Board approval, including incentive plans and equity-based plans;

•	the periodic review of director compensation; and

•	to the extent required, review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement.

The Compensation Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally-recognized compensation consulting firm, discussed herein under “Compensation Consultant.” The Board has determined that each member of the Compensation Committee is independent, as defined in the SEC rules and the NYSE listing standards.

Nominating and Corporate Governance Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	the review and making of recommendations to our Board of the criteria for membership on our Board;

•	the review and making of recommendations to our Board of the optimum number and qualifications of directors believed to be desirable;

•	the identification and making of recommendations to our Board of specific candidates for membership on our Board;

•	the review and making of recommendations to our Board of the structure and composition of the Board’s committees;

•	reviewing and, where appropriate, recommending changes to our Corporate Governance Guidelines;

•	overseeing evaluations of the Board’s effectiveness; and

•	annually reporting to the Board the NCG Committee’s assessment of our Board’s performance.

The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee will consider director candidates recommended by our stockholders. See the section herein entitled “Procedures for Submission and Consideration of Director Candidates.” The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board.

Planning Advisory Committee. The Planning Advisory Committee has the responsibilities set forth in its charter, including:

•	acting as a key participant, resource and advisor on various operational and strategic matters;

•	reviewing and advising on a preliminary basis possible acquisitions, divestitures or other transactions identified by management for possible consideration by the full Board;

•	considering and recommending to the Board special advisory roles for directors who are not members of the Committee; and

•	providing general oversight on behalf of the Board with respect to stockholder interests and the Company’s evolving structure and stockholder base.

Executive Committee. The Executive Committee may exercise all of the powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to act legally and ethically while performing work for Hamilton Beach Holding. We have also adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors are available free of charge on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Hedging and Speculative Trading Policies

The Company prohibits directors, officers and certain designated employees from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any change in the market value of equity securities granted by the Company as part of his or her compensation or held, directly or indirectly, by the officer, director or employee. However, the Company does not prohibit employees who are not officers or designated employees from engaging in such transactions.

Shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes generally are subject to transfer restrictions (in other words, a required holding period) beginning on the last day of the applicable performance period. During this time frame, the shares may not be transferred (subject to certain exceptions), hedged or pledged. Directors and the most senior management employees of the Company are required to hold their shares for ten years while less senior management employees of the Company are required to hold shares for periods of either three years or five years. The Company has a policy that prohibits directors, officers and certain designated employees from pledging shares of non-restricted Class A or Class B Common without the Company’s consent.

Review and Approval of Related-Person Transactions

Alfred M. Rankin, Jr. is the brother of Thomas T. Rankin, the father of Clara R. Williams, and the father-in-law of J.C. Butler, Jr., each of whom are directors. As indicated herein on the Director Compensation Table, Thomas T. Rankin received $162,526 and J.C. Butler, Jr. received $165,794 in total compensation from the Company for their service as directors in 2019. Mr. Alfred M. Rankin, Jr. received $761,787 in total compensation from the Company for his service as a director and for services rendered pursuant to the consulting agreement between Mr. Alfred M. Rankin, Jr. and the Company which had been approved by the Audit Review Committee for 2019. For 2020, the Audit Review Committee approved the renewal of the consulting agreement with Mr. Alfred Rankin, Jr. and approved a new consulting agreement with Mr. Robert O. Strenski, as President of KC, for services related to KC’s winddown. The Director Compensation Table in Part I and the section “Executive Compensation Program for 2020” contain details about these arrangements.

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Law Department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we or a related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communications with Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. However, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee

The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed above in the section entitled “Description of Committees” and its charter is available at www.hamiltonbeachbrands.com/investors/corporate-governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed the audited financial statements contained in our Annual Report with Company management.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY’s independence. The Audit Review Committee also reviewed and discussed together with management and EY the Company’s audited financial statements for the year ended December 31, 2019, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	PAUL D. FURLOW	JOHN P. JUMPER
DENNIS W. LABARRE	JAMES A. RATNER

PART II – PROPOSALS TO BE VOTED ON AT THE 2020 ANNUAL MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominee Information

Our Board currently consists of eleven members. The directors will hold office from election until the next annual meeting and until their successors are elected (or, if applicable, until their death, resignation, or removal). All of the nominees presently serve as our directors and, with the exception of Clara R. Williams, were elected at our 2019 annual meeting of stockholders. Ms. Williams was appointed by the Board on February 11, 2020, after the resignation of Roger F. Rankin. She was recommended to the NCG Committee as a potential Director nominee by members of the Board.

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve, if elected. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The disclosure presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which the nominee currently serves as director or has served as director during the past five years. We also highlighted certain notable qualifications and skills that led our Board to conclude that each should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each current director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 59; Director Since 2017
Vice Chair of The J.M. Smucker Company (a manufacturer and marketer of branded food and beverage products) since May 1, 2016 and Chief Financial Officer since January 5, 2005, with oversight of the Finance, Internal Audit, Investor Relations, Corporate Operations and Supply Chain functions. Mr. Belgya has been with The J.M. Smucker Company since 1985. From May 2018 to present, director of Fossil Group, Inc.

Mr. Belgya’s experience as Vice Chair and Chief Financial Officer of The J.M. Smucker Company offers our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

J.C. Butler, Jr.: Age 59; Director Since 2017
President and Chief Executive Officer of NACCO Industries, Inc. (“NACCO”) since October 2017. President and Chief Executive Officer of North American Coal Corporation (“NACoal,” a wholly owned subsidiary of NACCO) since July 2015. Vice President - Finance, Treasurer and Chief Administrative Officer of NACCO from prior to 2014 to September 2017. Senior Vice President - Project Development and Administration and Mississippi Operations of NACoal from July 2014 to July 2015. Director of Hyster-Yale Materials Handling, Inc. since prior to 2015 and of NACCO since September 2017. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, since January 2014. Serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Mining Association.

With over 20 years of service as a member of management at NACCO while we were its wholly owned subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.

Paul D. Furlow: Age 50; Director Since 2019
Co-Founder/Co-President of Dixon Midland Company (a private equity investment firm) since 1998.

With over 20 years of experience as the Co-President of a private equity investment firm, and member of the Boards of Directors of several of the companies in which his firm holds investments, Mr. Furlow brings to the Board the unique perspective of a professional investor. In addition, Mr. Furlow’s experience as Co-President of an industrial lighting manufacturing company will allow him to provide valuable insight to the Board on matters related to operations and strategic planning.

John P. Jumper: Age 75; Director Since 2017
Retired Director and former Chairman and CEO of Leidos Holdings, Inc. (an applied technology company) and Retired Chief of Staff, United States Air Force. From prior to 2015 to present, Director of NACCO Industries, Inc. From prior to 2015 to present, Director of Hyster-Yale Materials Handling, Inc.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices.

Dennis W. LaBarre: Age 77; Director Since 2017
Retired Partner of Jones Day (a law firm). From January 2015 to present, Director of Hyster-Yale Materials Handling, Inc. From prior to 2015 to present, Director of NACCO Industries, Inc.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

Michael S. Miller: Age 68; Director Since 2017
Retired Managing Director of The Vanguard Group (a financial services and investment management company). From prior to 2015 to present, Director of Vanguard’s Irish-domiciled funds and management company. From 2016 to present, Director of NACCO Industries, Inc.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 78; Director Since 2017
Non-Executive Chairman of the Company and its principal subsidiaries, HBB and KC. From September 2017 to December 2018, Executive Chairman of the Company. From prior to 2015 to present, Chairman, President, and Chief Executive Officer of Hyster-Yale Materials Handling, Inc. and Chairman of Hyster Yale Group. From September 2017 to present, Non-Executive Chairman of NACCO and NACCO’s principal subsidiary, North American Coal Corporation. From prior to 2015 to September 2017, Chairman, President, and CEO of NACCO and Chairman of The North American Coal Corporation, HBB, and KC.

In over 45 years of service as a Director of NACCO, our former parent company, and as a Senior Manager at NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insights resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Mr. Rankin also is the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.

Thomas T. Rankin: Age 73; Director Since 2017
Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. Rankin has served, in recent years, as a Director of our principal wholly owned subsidiaries, HBB and KC.

Mr. Rankin is the grandson of the founder of NACCO Industries, Inc. and brings the perspective of a long-term stockholder to our Board of Directors.
James A. Ratner: Age 75; Director Since 2017
Partner of RMS Investment Group, LLC (a real estate investment company). From December 2016 to December 2018, Non-Executive Chairman of Forest City Realty Trust, Inc. From prior to 2015 to December 2016, Executive Vice President of Forest City Realty Trust, Inc. From prior to 2015 to September 2017, Director of NACCO Industries, Inc.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.
Gregory H. Trepp: Age 58; Director Since 2017
Director, President and Chief Executive Officer of the Company from September 2017. From prior to 2015, Director, President and Chief Executive Officer of HBB. From prior to 2015 to January 2020, Director and Chief Executive Officer of KC.

With over 20 years of service in HBB’s senior management, including as the President and CEO, and with over eight years of service as the CEO of KC, Mr. Trepp has extensive knowledge of the operations and strategies of our businesses.

Clara R. Williams: Age 49; Director Since 2020
President and founder of The Clara Williams Company (a jewelry manufacturing, marketing, and distribution company) since 2002. Director of HBB from September 2017 to present. Director of KC from September 2017 to January 2020.

Prior to founding CWC, Ms. Williams held senior level positions in sales, marketing, and business development with several large technology companies. Ms. Williams has considerable knowledge of our operations and strategies as a result of her service as a director of the Company’s two primary operating companies. Ms. Williams’ extensive business experience allows her to provide our Board with valuable insight on matters related to our marketing, sales, and operations strategies.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation each director received during 2019 for service as a director of the Company and as directors of our principal subsidiaries, other than Gregory H. Trepp. In addition to serving as a director, during 2019, Mr. Trepp served as President and CEO of Hamilton Beach Holding and HBB and CEO of KC. Mr. Trepp did not receive any compensation during 2019 for service as a director. His compensation for service as CEO is shown herein on the Summary Compensation Table.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2019

Name	(A) Fees Earned or Paid in Cash ($)(1)	(B) Stock Awards ($)(2)	(C) All Other Compensation ($)(3)	Total ($)
Mark R. Belgya	$73,037	$94,514	$7,975	$175,526
J.C. Butler, Jr.	$65,037	$94,514	$6,243	$165,794
Paul D. Furlow (4)	$47,563	$63,989	$6,969	$118,521
John P. Jumper	$78,037	$94,514	$6,243	$178,794
Dennis W. LaBarre	$103,037	$94,514	$7,975	$205,526
Michael S. Miller	$98,037	$94,514	$6,243	$198,794
Alfred M. Rankin, Jr. (5)	$105,048	$149,243	$507,496	$761,787
Roger F. Rankin (6)	$60,037	$94,514	$7,975	$162,526
Thomas T. Rankin	$60,037	$94,514	$7,975	$162,526
James A. Ratner	$93,037	$94,514	$7,975	$195,526
David F. Taplin (7)	$22,873	$30,783	$1,014	$54,670

(1)

Amounts in this column reflect the annual retainers and other fees earned by the directors in 2019. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below.

(2)

Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainers in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2019.

(3)

The amount listed includes: (i) Company-paid life insurance premiums in the amounts of $293 for Mr. Furlow, $156 for Mr. Taplin and $448 per director for each of the other directors; (ii) any Company-paid premiums for accidental death and dismemberment insurance for the director and his or her spouse; and (iii) with the exception of Messrs. Butler, Jumper and Miller, personal excess liability insurance and uninsured/underinsured motorist premiums for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and the director’s spouse under our matching charitable gift program in the amount of $5,000 for each director except Mr. David Taplin. The amount listed for Alfred M. Rankin, Jr. includes $500,000 for compensation received pursuant to his consulting arrangement with the Company as described in Note (5) below.

(4)	Paul D. Furlow was elected to the Board at the annual stockholder’s meeting on May 7, 2019.

(5)

Mr. Alfred M. Rankin, Jr. retired from his position as the Executive Chairman of the Company effective December 31, 2018 and became the non-executive Chairman of the Board effective January 1, 2019. In addition to the amounts paid for his services as a director, in order to facilitate a smooth transition after Mr. Rankin’s retirement from the Company, the Company and Mr. Rankin entered into a consulting agreement independent of his role as the non-executive Chairman of the Board. Pursuant to the consulting agreement Mr. Rankin supports Mr. Trepp in his role as President and CEO of the Company. Effective January 1, 2019, Mr. Rankin receives a monthly consulting fee of $41,666.67. The consulting agreement continued in effect until January 1, 2020 and thereafter will automatically renew for successive one-year periods unless either party provides written notice of the non-renewal at least thirty days prior to the expiration of the then current term. Our Audit Review Committee and Compensation Committee formally renewed Mr. Rankin’s consulting agreement for 2020.

(6)	Roger F. Rankin resigned from the Board on February 10, 2020.

(7)	David F. Taplin did not stand for re-election at the annual stockholder’s meeting held on May 7, 2019.

Additional Information Relating to the Director Compensation Table

With the exception of Alfred M. Rankin, Jr., our Chairman of the Board, each non-employee director was entitled to receive the following compensation for service in 2019 on our Board and on our subsidiaries’ boards of directors:

Type of Compensation	Amount
Annual Board Retainer:	$155,000 ($95,000 of which is required to be paid in transfer-restricted shares of Class A Common)
Annual Committee Retainer:	$8,000 Audit Review Committee member ($5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee)
Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation Committee Chairman ($10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee)

As the non-executive Chairman of the Board, Mr. Alfred M. Rankin, Jr. was entitled to receive an annual retainer of $250,000 ($150,000 of which is required to be paid in transfer-restricted shares of Class A Common). Mr. Alfred M. Rankin, Jr. was also entitled to receive $5,000 for his service on the Charitable Contributions Committee.

The retainers for all of the directors are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives shares of Class A Common that are subject to restrictions (described below) that generally prohibit transfer of such shares for a period of ten years. Any fractional shares are paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula:

the dollar value of the quarterly installment of the portion of the retainer that is required to be paid in transfer-

restriced shares of Class A Common

divided by

the average closing price of shares of Class A Common on the NYSE for each week during such quarter.

These shares are fully vested on the date of issue, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, as previously mentioned, the directors are generally required to hold the shares for a period of up to ten years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death, permanent disability or five years from the date the director is no longer on the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive Class A Common in lieu of cash for up to 100% of the balance of the retainer. These Voluntary Shares are not subject to the foregoing restrictions. Under the Non-Employee Directors Plan, no director may receive more than 30,000 shares of Class A Common any calendar year.

Each director also received (i) $50,000 in Company-paid life insurance; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) $10 million in personal excess liability insurance and $3 million in uninsured/underinsured motorist insurance for specified directors and immediate family members who reside with the director (unless the director obtained coverage under a policy offered by our former parent company, NACCO); and (iv) up to $5,000 per year in matching charitable contributions.

PROPOSAL 2 – APPROVAL OF THE AMENDED AND RESTATED HAMILTON BEACH BRANDS

HOLDING COMPANY EXECUTIVE LONG-TERM EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the amended and restated Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (the “Amended Long-Term Equity Plan”) that was approved by the Company’s Compensation Committee and Board on February 11, 2020. The prior version of the plan document previously was approved by the stockholders in 2017 (the “Current Plan”). If approved by our stockholders, the Amended Long-Term Equity Plan will be effective on March 1, 2020 and will be used for target awards made on or after March 1, 2020 for performance periods beginning on or after January 1, 2020.

In approving the Amended Long-Term Equity Plan, the Board made the following changes, along with certain other clarifying revisions and non-substantive changes, to the Current Plan:

•

“Disability” Definition: The Amended Long-Term Equity Plan includes a new definition that provides that participants will be considered disabled if they are approved for disability benefits under the Company’s long-term disability insurance policy. This definition is used for the purposes of (i) continued eligibility to receive an award for the performance year that includes the onset of disability and (ii) a lapse in the transfer restrictions that apply to awards issued under the Amended Long-Term Equity Plan.

•

“Retire” Definition: The definition was revised to mean either (i) eligibility to commence distribution of defined benefits under any pension plan sponsored by the Company, or (ii) termination of employment after attainment of either (A) age 65 or (B) age 60 with at least five years of service.

•

Early Release of Transfer Restrictions For Educational Expenses: The Current Plan contained a requirement that each request for release of transfer restrictions for payment of educational expenses cover an 18-month period. The 18-month requirement was removed in the Amended Long-Term Equity Plan.

•

Award Recovery: The Current Plan was amended to clarify the Board’s authority to recover all or part of any award pursuant to a policy established by the Compensation Committee in accordance with applicable regulatory or securities registration standards.

•

Code 162(m): Code Section 162(m) was amended by December 2017 tax reform legislation (“2017 Tax Reform”) for tax years beginning after December 31, 2017, generally to eliminate the exemption for performance-based compensation. The Amended Long-Term Equity Plan removes certain Code Section 162(m)-related language that is no longer applicable with the elimination of the performance-based compensation exemption.

There were originally approved for use under the Current Plan a total of 650,000 shares of Class A Common Stock, subject to adjustment as provided in the Current Plan document. We are requesting no additional new shares in connection with this Amended Long-Term Equity Plan and the term of the Amended Long-Term Equity Plan will not be extended beyond the term reflected in the Current Plan, September 28, 2027.

Why You Should Vote for Proposal 2

The Amended Long-Term Equity Plan authorizes our Compensation Committee to provide performance-based award opportunities that are payable partly in cash and partly in Class A Common shares for the purpose of providing certain key employees incentives and rewards for performance.

We believe our future success depends in part on our ability to attract, motivate, and retain high-quality employees and the ability to provide equity-based and incentive-based awards under the Amended Long-Term Equity Plan is critical to achieving this goal. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our officers and key employees.

The use of Class A Common shares as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for employees to create stockholder value because the value they realize from their equity compensation is based on our stock price performance.

Equity compensation also aligns the compensation interests of our key employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are generally subject to performance criteria and lengthy holding periods.

The following summary of the Amended Long-Term Equity Plan is qualified in its entirety by reference to the Amended Long-Term Equity Plan attached to the Proxy Statement as Appendix A.

Purpose. The purpose of the Amended Long-Term Equity Plan continues to be to further our long-term interests by enabling the Company and its subsidiaries to attract, retain, and reward executive employees who will be in a position to make contributions to the Company by providing long-term incentive compensation opportunities.

Administration and Eligibility. The Amended Long-Term Equity Plan will generally continue to be administered by the Compensation Committee. The Compensation Committee has authority to, among other things, interpret the Amended Long-Term Equity Plan and establish rules for its administration (including the guidelines). The Compensation Committee, subject to approval by the Board and certain securities and tax law limitations, may amend the Amended Long-Term Equity Plan or terminate it entirely. However, any such amendment will be subject to stockholder approval to the extent required under applicable law or stock exchange requirements. Furthermore, no such amendment action may adversely affect a participant’s rights with regard to an earned but unpaid award, or with regard to Award Shares that previously were issued to the participant.

Salaried employees of the Company and its subsidiaries on a U.S. payroll who, in the judgment of the Compensation Committee, occupy a senior management position capable of contributing to the interests of the Company and who are not an active participant in another long-term plan of the Company may be designated by the Compensation Committee to participate in the Amended Long-Term Equity Plan. As of March 10, 2020, 43 employees (out of 686 employees) are in the class of anticipated participants for the Amended Long-Term Equity Plan. The Compensation Committee approves Amended Long-Term Equity Plan participants, the performance period, and applicable performance objectives for each award not later than the 90th day of the applicable performance period, although new participants may be added at later date. The basis for participation in the Amended Long-Term Equity Plan by eligible persons is the selection of such persons by the Compensation Committee in its discretion. The closing price on the NYSE for our Class A Common Stock on March 10, 2020 was $11.50 per share.

Performance Factors. The Compensation Committee establishes goals and formulas under the Amended Long-Term Equity Plan based on specified performance objectives of the participants, the Company and its subsidiaries over the award term. The formula generally must be established no later than 90 days after the commencement of the performance period. Under the terms of the Amended Long-Term Equity Plan, the permissible performance objectives may be described in terms of Company-wide objectives or objectives related to the performance of the individual participant or one or more of the subsidiaries, divisions, business units, departments, regions, functions, or other organizational units of the Company or its subsidiaries. Performance objectives may be measured on an absolute or relative basis. Different groups of participants may be subject to different performance objectives for the same performance period. Relative performance may be measured against other companies or subsidiaries, divisions, departments, regions, functions, or other organizational units within such other companies, or against an index or one or more of the performance objectives themselves.

Awards. Each year, the Compensation Committee establishes one or more long-term incentive targets for each participant. The awards are expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of salary points assigned to the participant’s position and the long-term incentive target percentage for that salary point level. This process is explained below under the section entitled “Korn Ferry’s General Industrials Survey — Salary Midpoint.” These amounts are then increased by 15% to account for the immediately taxable nature of the awards. No minimum award levels are established. Maximum award levels, however, will be established for certain performance objectives, even if the maximum performance level is exceeded. Target awards for participants will be pro-rated in the event that they change job levels during the applicable performance period, or otherwise in the discretion of the Compensation Committee, subject to certain limitations as further described in the Amended Long-Term Equity Plan. Under no circumstances will the amount paid to any participant in a single calendar year as a result of awards under the Amended Long-Term Equity Plan (including the fair market value of any Award Shares) exceed the greater of (1) $12 million or (2) the fair market value of 500,000 Award Shares, determined at the time of payment.

The Compensation Committee must certify in writing that the pre-established performance thresholds and any other material terms were met or exceeded prior to payment of any final award. Unless waived, the Compensation Committee retains discretionary authority to (1) increase or decrease the amount of any award that otherwise would be payable to a participant or (2) adjust the allocation between the cash portion of the award and the equity portion of the award (in each case, subject to certain limitations as described in the Amended Long-Term Equity Plan).

Participants generally must be employed by the Company (or, if applicable, its subsidiary) on the last day of the applicable performance period in order to receive payment of an award for such performance period. However:

•

In the event of a change in control (as defined in the plan document), participants employed on the date of the change in control (or who die, become disabled or retire) during such performance period and prior to the change in control will be entitled to receive a pro-rata award for the applicable performance period, in an amount equal to 100% of the long-term target award for the performance period, pro-rated to reflect the period of time the participants were employed during such performance period prior to the change in control.

•

Participants who die, become disabled or retire during an award term will be eligible for an award for the performance period calculated based on actual Company results, prorated to reflect the period of time the participants were employed during the performance period prior to their termination of employment.

•

Awards for participants who are employed by the Company or one of its subsidiaries on the last day of the performance period but are not employed for the entire performance period will be prorated based on the number of days the participant was actually employed by the Company or one of its subsidiaries during such performance period.

•	The Compensation Committee has discretion to provide for payment of an award to a participant who does not meet any of the foregoing conditions.

Awards are allocated by the Compensation Committee between a cash component and an equity component which is paid in shares of the Company’s Class A Common. The number of Award Shares issued to a participant in any award is determined by taking the dollar value of the stock portion of the award and dividing it by the “formula price.” The formula price is the lesser of:

•

the average closing price of Class A Common on the NYSE at the end of each week during the year preceding the commencement of the award year (or such other previous calendar year determined by the Compensation Committee, subject to certain tax-based limitations); or

•	the average closing price of Class A Common on NYSE at the end of each week of the applicable performance period.

Award Shares are immediately vested when earned (as determined by the Compensation Committee). Participants have ownership rights in Award Shares, including the right to vote and receive dividends upon receipt of the Award Shares. However, the Award Shares are subject to certain transfer restrictions for a period of up to ten years from the last day of the performance period (or such other period determined by the Compensation Committee). The transfer restrictions lapse earlier in the event of (i) the participant’s death or permanent disability; or (ii) three years (or earlier with the approval of the Compensation Committee) from the date of retirement. The Compensation Committee has the right to release the restrictions at an earlier date, but it is expected to rarely do so except in the case of the release of a limited number of shares for payment of educational and medical expenses, home purchase, or other extraordinary circumstances, as permitted under the terms of the plan (subject to the Compensation Committee’s discretion). Shares issued under the Amended Long-Term Equity Plan may be shares of original issuance or treasury shares or a combination of the two.

Adjustments. The Compensation Committee will make or provide for such adjustment in (1) the total number of Award Shares that may be issued under the Amended Long-Term Equity Plan, (2) outstanding Award Shares, (3) the “formula price,” and (4) other award terms, as the Compensation Committee in its sole discretion, exercised in good faith, may determine is equitably required to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Further, in the event of any Extraordinary Event or a change in control, the Compensation Committee may provide in substitution for any or all outstanding Award Shares under the Amended Long-Term Equity Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Award Shares so replaced in a manner that complies with or is exempt from Code Section 409A and applicable regulations.

Amendment and Termination. The Compensation Committee, subject to approval by the Board, may amend the Amended Long-Term Equity Plan from time to time or terminate it in its entirety, provided however that, subject to certain provisions of the Amended Long-Term Equity Plan, no such action may adversely affect a participant’s rights (without consent) in (1) an outstanding award that was previously approved by the Compensation Committee that has not yet been paid, or (2) any Award Shares that were previously issued or transferred. Notwithstanding the foregoing, without further approval by our stockholders, no amendment to the Amended Long-Term Equity Plan shall (1) materially increase the number of Award Shares that are to be issued or transferred (except pursuant to the adjustment provisions), (2) cause Rule 16b-3 to become inapplicable to any award, or (3) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

Plan Term. No Award Shares will be issued or transferred under the Amended Long-Term Equity Plan on or after September 28, 2027, but, unless otherwise specified by the Compensation Committee, all Award Shares that were issued prior to the termination of the Amended Long-Term Equity Plan generally will continue to be subject to the terms of the Amended Long-Term Equity Plan following termination.

Tax Withholding. To the extent the Company or a subsidiary is required to withhold federal, state, or local income taxes or other amounts in connection with any award paid to a participant under the Amended Long-Term Equity Plan, and the amounts available for such withholding are insufficient, it will be a condition to the receipt of such award that the participant make arrangements satisfactory to the Company for the payment of the balance of such taxes or other amounts required to be withheld. If a participant’s benefit is to be received in the form of shares of Class A Common, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation Committee, the Company will withhold shares of Class A Common having a value equal to the amount required to be withheld.

Federal Income Tax Consequences. This brief summary of certain Federal income tax consequences under the Amended Long-Term Equity Plan, based on tax laws currently in effect, is presented for the information of stockholders considering how to vote on this Proposal and not for Amended Long-Term Equity Plan participants. It is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local, or foreign tax consequences. No income generally will be recognized upon the grant of a target award. Upon payment in respect of the earn-out of an award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Award Shares received (including any Award Shares withheld by the Company to satisfy tax withholding). To the extent a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other items, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1 million limitation on certain executive compensation under Code Section 162(m).

Final 2019 Awards and Target 2020 Awards. The NEOs’ final awards under the Current Plan for the 2019 performance period are shown in the Summary Compensation Table. Final awards under the Amended Long-Term Equity Plan for the 2020 performance period are not currently determinable. On March 10, 2020, the Compensation Committee adopted performance objectives and targets for the awards that may be earned for the one-year performance period ending December 31, 2020. The following chart shows the anticipated target awards for 2020:

New Plan Benefits – Amended Long-Term Equity Plan

Name and Position (1)	Dollar Value (2)
Gregory H. Trepp – President and CEO of Hamilton Beach Holding and HBB	$1,425,264
R. Scott Tidey – Senior Vice President, North America Sales & Marketing	$378,551
Gregory E. Salyers – Senior Vice President, Global Operations	$277,863
Executive Group (5 persons)	$2,478,082
Non-Executive Director Group (10 persons) (2)	$0
Non-Executive Employee Group (686 persons)	$1,769,789

(1)

The Compensation Committee has designated only certain senior management employees of the Company and its subsidiaries on U.S. payrolls as participants in the Amended Long-Term Equity Plan for 2020 and thereafter.

(2)

The amounts include a 15% increase from the Korn Ferry recommended long-term target awards that the Compensation Committee applies to account for the immediately taxable nature of awards under the Amended Long-Term Equity Plan.

(3)	Non-executive directors are not eligible to participate in the Amended Long-Term Equity Plan.

Other Information. Non-employee directors have not participated in the Current Plan, either individually or as a group. As of March 9, 2020, the following persons or groups have previously received transfer-restricted shares under the Current Plan for 2017-2019: Mr. Trepp – 69,250; Mr. Tidey – 16,270; Mr. Salyers – 12,640; Mr. Alfred Rankin, Jr. – 23,255; all current executive officers as a group – 111,633; and all employees of the Company, including all current officers who were not executive officers from 2017-2019, as a group – 70,312 (and no one has received 5% or more of the transfer-restricted shares under the Current Plan).

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO APPROVE THE AMENDED LONG-TERM EQUITY PLAN.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

On a voluntary basis, we are asking our stockholders to cast a non-binding advisory vote on the Company’s Named Executive Officer (“NEO”) compensation, commonly referred to as a “say-on-pay” vote. As an emerging growth company under the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), the Company is not required to request a say-on-pay vote. However, the Board believes requesting it is a sound governance practice. The vote is not intended to address specific items of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

Why You Should Approve Our Named Executive Officer Compensation Program

The guiding principle of our compensation program for senior management employees, including NEOs, is maintaining a strong link among an employee’s compensation, individual performance, and the performance of the Company. The primary objectives of our compensation program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are aligned closely with those of our stockholders; and

•	maintain consistency in compensation.

We encourage stockholders to read the Executive Compensation Information section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies:

•	are appropriate and effective in implementing our compensation philosophy and achieving our goals;

•	align with stockholder interests; and

•	do not reward inappropriate risk taking.

Stockholders should consider this and the following information in determining whether to approve this proposal.

Our Compensation Program Is Highly Aligned with Stockholder Value

We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. Incentive-based compensation plans are designed to provide rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the NEOs, with our long-term interests.

Our Compensation Program Has a Strong Pay-for-Performance Orientation

Our compensation program is designed to motivate our employees to deliver superior performance that balances annual results and long-term sustained performance. Our short-term and long-term incentive programs are substantially performance based. As shown on the Total Target Compensation table, below, over 70% of Mr. Trepp’s 2019 target compensation was variable or “at risk” and tied to Company performance. As a group, over 50% of the other NEOs’ target compensation was performance-based. Although the design of our program offers opportunities for employees to earn superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet previously established performance targets for the year. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding short-term results that encourage conduct inconsistent with building long-term value. The performance metrics are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.

Our Compensation Program Has An Appropriate Long-Term Orientation

Our compensation program has a long-term focus. Our long-term incentive compensation plans enable senior management employees to accumulate capital through future managerial performance. The Compensation Committee believes this contributes to the future success of our business. Both the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (“Long-Term Equity Plan”) and Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (“Long-Term Cash Plan”) require long-term commitments from our senior management and stock sales or cash withdrawals generally are not permitted for several years. Rather, the awarded amount is invested in the Company for an extended period to strengthen the tie between stockholders’ and the NEO’s long-term interests.

Regarding awards issued under the Long-Term Equity Plan, any gain executives realize in the long run depends on management’s success in driving the Company’s financial performance and increasing the stock price. This is because Class A Common shares awarded under the Long-Term Equity Incentive Plan are subject to transfer restrictions and generally may not be sold or transferred for up to ten years from the end of the applicable performance period. During the holding period, the ultimate value of the award is subject to change based on the value of the stock shares. (In other words, the award’s value is enhanced as the stock value increases.) The awards, therefore, provide an incentive over the holding period to increase the Company’s value which we expect will be reflected in the increased value of our stock. This encourages our executives to maintain a long-term focus on profitability which is in our stockholders’ best interest.

Action Requested

The Board asks stockholders to vote on the following advisory resolution:

“RESOLVED, THAT THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED UNDER THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY’S 2020 PROXY STATEMENT, IS HEREBY APPROVED.”

Nature and Frequency of Stockholder Vote

Although the say-on-pay vote is voluntary for the Company and advisory and non-binding, the Board and its Compensation Committee value the views of our stockholders and expect to consider the voting results in connection with future compensation policies and decisions. The Board has determined that holding an annual advisory say-on-pay vote is appropriate for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We expect the next say-on-pay vote to be held at the 2021 Annual Meeting.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3 TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

The Audit Review Committee selected Ernst & Young LLP as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with EY’s retention. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates EY’s performance and determines whether to reengage the independent registered public accounting firm.

We are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm. Our Board believes that stockholder ratification is a sound governance practice.

YOUR BOARD AND AUDIT REVIEW COMMITTEE RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 4 TO RATIFY APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

It is expected that EY representatives will attend the Annual Meeting and have an opportunity to make a statement, if desired. If in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of appointment of EY, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2020 if it determines such a change would be in the best interests of the Company and its stockholders.

Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Review Committee charter requires that all audit and permitted non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Review Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. For 2019, the Audit Review Committee authorized us to engage EY for specific audit and audit-related services up to specified fee levels. The Audit Review Committee delegated to the Audit Review Committee Chairman authority to grant any pre-approvals for non-audit related services, subject to reporting any such pre-approvals at the committee’s next scheduled meeting.

Fee Information

Fees for professional services provided by our auditors in 2018 and 2019 are included the table below:

	2019	2018
Audit Fees (1)	$1,833,000	$1,548,000
Audit-Related Fees (2)	9,000	36,000
Tax Fees	0	0
All Other Fees	0	0
Total	$1,842,000	$1,584,000

(1)

“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements and internal controls; the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.

(2)	“Audit-Related Fees” include assurance and related services rendered by EY for accounting advisory matters and audits of certain employee benefit plans.

PART III – EXECUTIVE COMPENSATION INFORMATION

Following are the material elements of our 2019 compensation objectives and policies, as they relate to the Named Executive Officers (“NEOs”) listed in the Summary Compensation Table. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes, and text in the Proxy Statement.

The Company continued to qualify as an emerging growth company in 2019 under the JOBS Act and also satisfied the requirements to be a smaller reporting company under the SEC’s amended definition of “smaller reporting company.” This permits us to provide reduced compensation-related disclosure. The Company voluntarily chose to provide many of the compensation-related disclosures required for large public companies. As reflected herein, the Company is disclosing compensation for three NEOs—our principal executive officer and the two most highly compensated executive officers at the end of the fiscal year. These disclosures contain two years of compensation data in the Summary Compensation Table, consistent with the requirements applicable to smaller reporting companies.

Summary of our Executive Compensation Program

Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to our stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, and defined contribution retirement benefits.

Pay for Performance

We align our executive compensation with corporate performance on both a short-term and long-term basis. In 2019, over 70% of Mr. Trepp’s target compensation was incentive-based and “at risk” and, as a group, over 50% of all other NEOs’ target compensation was incentive-based and “at risk.” (See the Total Target Compensation table.) In addition, the long-term awards for our NEOs were paid in the form of shares of Class A Common, described in more detail below, that are subject to significant transfer restrictions (generally, ten years). The value of these stock awards is at risk based on future Company performance and aligns the interests of our NEOs with those of our stockholders.

Additional information about our executive compensation program:

What We Do	What We Do Not Do
Equity compensation awards for NEOs generally must be held for ten years (equity awards cannot be pledged, hedged, or transferred during this time)	We do not provide our NEOs with employment agreements

We provide limited change-in-control protections for all employees that (i) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (ii) provide for pro-rata target incentive payments for the year of any change-in-control

We do not provide our NEOs with individual change-in-control agreements
We provide a modest level of perquisites to NEOs (paid in cash) that are determined based on market reasonableness	We do not provide our NEOs with any minimum or guaranteed bonuses
We use an independent compensation consultant	We do not take into account our long-term awards when determining retirement benefits
We set our target compensation at the 50th percentile of our chosen benchmark and deliver compensation above or below this level based on performance	We do not have active defined benefit plans and only gave our NEOs credit for time worked under our frozen pension plan

Compensation Discussion and Analysis

Executive Compensation Governance

The Compensation Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation Committee consist solely of independent directors. The Compensation Committee’s responsibilities are listed in the Corporate Governance Information section, under the heading entitled “Description of Committees.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves (or has served) on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.

Named Executive Officers for 2019

The NEOs for 2019 are listed below:

Name	Title	Employer
Gregory H. Trepp	President and CEO of Hamilton Beach Holding and HBB (1)	Hamilton Beach Holding
R. Scott Tidey	Senior Vice President, North America Sales & Marketing	HBB
Gregory E. Salyers	Senior Vice President, Global Operations	HBB

(1) Mr. Trepp also served as CEO of KC from prior to 2013 until January 21, 2020.

Compensation Consultant

The Compensation Committee receives assistance and advice from Korn Ferry, an internationally-recognized compensation consulting firm. The Compensation Committee engaged Korn Ferry and Korn Ferry reports to the Compensation Committee. Korn Ferry also provides advice to and discusses compensation issues directly with management.

Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. Korn Ferry, however, does not design (or provide any advice concerning the design of) the Company’s compensation programs. For 2019, Korn Ferry was engaged, in general, to make recommendations regarding:

•	Director compensation levels;

•	Salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint), and total target compensation for senior management positions;

•	Salary point levels, salary midpoints, and incentive targets for new senior management positions and/or changes to current senior management positions; and

•	Salary midpoints and/or range movement for all other employee positions.

All salary point recommendations are determined through consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

A Korn Ferry representative attended one of the Compensation Committee meetings in 2019 and, during that meeting, consulted with the Compensation Committee in executive session without management present. Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2019. The Compensation Committee assessed the independence of Korn Ferry and considered all relevant factors, including the six factors set forth in Rule 10C-1(b) (4)(i)-(vi) under the Securities Exchange Act of 1934 (the “Exchange

Act”), that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by Korn Ferry’s services.

Korn Ferry’s General Industrials Survey — Salary Midpoint

For 2019, Korn Ferry used its proprietary General Industrials Survey as the basis for recommendations concerning total target compensation for our senior management employees, including the NEOs. The General Industrials Survey contains data from a broad group of domestic industrial organizations, ranging in size from approximately $500 million to $1 billion in annual revenue, which reflects the Company’s size. As part of the analysis, the Compensation Committee asked Korn Ferry to exclude retail and finance segments from the data results. For 2019, participants in the General Industrials Survey included approximately 352 parent organizations and 1,347 independent operating units that satisfied Korn Ferry’s quality assurance controls.

The Compensation Committee chose this Survey as its benchmark because it provides relevant information regarding compensation paid to employees (including senior management employees) with similar skill sets used in our industry and represents the talent pool from which we recruit. In addition, the use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year. The Survey provides a competitive framework for recruiting employees from outside our industry.

Using its proprietary salary midpoint methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrials Survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrials survey (the “salary midpoint”). The Compensation Committee sets target compensation levels at the salary midpoint determined by Korn Ferry because it believes the use of salary midpoints (i) helps ensure our compensation program provides sufficient compensation to attract and retain talented executives and (ii) maintains internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all of the employees at a particular salary point level generally have the same salary midpoint. The salary midpoint provided by Korn Ferry then is used to calculate the total target compensation of senior management, including the NEOs.

Compensation Policy, Objectives, and Methodology

The guiding principle of our compensation program is the maintenance of a strong link among an employee’s compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee performs services. The primary objectives of our program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation.

The Compensation Committee establishes a comprehensively defined “total target compensation” amount for each senior management employee (including, each NEO) following rigorous evaluation standards to maintain internal equity. In this process, the Compensation Committee reviews “tally sheets” for the NEOs and other senior management employees that list each employee’s title, salary points, and the following information for the current year, as well as the proposal for the subsequent year:

•	salary midpoint, as determined by Korn Ferry from the General Industrials Survey;

•	cash in lieu of perquisites (if applicable);

•

short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from Korn Ferry, for each salary grade);

•	long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	total target compensation, which is the sum of the foregoing amounts; and

•	base salary (a defined amount related to the salary midpoint).

In November 2018, the Compensation Committee reviewed the tally sheets for each NEO to decide whether to make changes to the 2019 compensation program. The Compensation Committee determined that the overall program was consistent with its compensation objectives and did not make any material changes for 2019.

The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee determines the salary midpoint based on the information provided from the General Industrials Survey, it generally sets base salary levels between 80% and 120% of salary midpoint. The Compensation Committee also obtains the total target incentive compensation amounts from the General Industrials Survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth each component of total target compensation in dollars and as a percentage of the target total compensation for each NEO, as recommended by Korn Ferry and approved by the Compensation Committee for 2019:

TOTAL TARGET COMPENSATION FOR 2019
Named Executive Officers	(A) Salary Midpoint ($)(%)	(B) Cash in Lieu of Perquisites ($)(%)(1)	(C) Short-Term Plan Target ($)(%)	(D) Long-Term Plan Target ($)(%) (2)	(A)+(B)+(C)+(D) Target Total Compensation ($)
Gregory H. Trepp	$752,000 25.6%	$34,992 1.2%	$676,800 23.1%	$1,470,160 50.1%	$2,933,952
R. Scott Tidey	$429,000 42.5%	$19,992 2.0%	$214,500 21.3%	$345,345 34.2%	$1,008,837
Gregory E. Salyers	$389,000 44.6%	$19,992 2.3%	$194,500 22.3%	$268,410 30.8%	$871,902

(1)

NEOs are paid a fixed dollar amount of cash in lieu of perquisites. These amounts are paid in cash ratably throughout the year. The dollar amounts provided to NEOs in 2019 reflect a defined perquisite allowance for each senior management employee based on salary point levels, pursuant to a triennial analysis performed by Korn Ferry in 2017 and approved by the Compensation Committee.

(2)

The amounts shown include a 15% increase from the Korn Ferry-recommended long-term incentive target award that the Compensation Committee applies to account for the immediately taxable nature of awards under the Long-Term Equity Plan.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) the Hamilton Beach Brands, Inc. Employees’ Retirement Savings Plan (401(k)) (or “HBB 401(k)”), a tax-qualified defined contribution plan; and (ii) the Hamilton Beach Brands, Inc. Excess Retirement Plan (“HBB Excess Plan”), a non-qualified defined contribution plan. Certain NEOs and other employees also are entitled to frozen pension benefits under the Hamilton Beach Brands, Inc. Pension Plan (“HBB Pension Plan”). In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs, although it rarely awards such bonuses to NEOs and did not award any discretionary bonuses to NEOs in 2019.

Base Salary

The Compensation Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of cash during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests.

For 2019, the Compensation Committee determined the base salary for NEOs by taking into account their individual performance for 2018 and the relationship of 2018 base salary to the new 2019 salary midpoint for the salary point level. Salaries generally are set between 80% and 120% of an employee’s salary midpoint. The Compensation Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by Korn Ferry;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2018.

Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.

The following table sets forth base salary for each NEO for 2019, including cash paid in lieu of perquisites:

BASE SALARY FOR 2019
Named Executive Officer	Salary Midpoint ($)	Base Salary ($) and as a Percentage of Salary Midpoint (%)	Salary Increase (%) Compared to 2018 Base Salary	Cash in Lieu of Perquisites ($)
Gregory H. Trepp (1)	$752,000	$707,000 94.0%	1.0%	$34,992
R. Scott Tidey	$429,000	$428,246 99.8%	3.4%	$19,992
Gregory E. Salyers	$389,000	$376,871 96.8%	3.4%	$19,992

(1)

In November 2018, Mr. Trepp requested that the Compensation Committee postpone any increase to his 2019 base salary considering that the Company still was a new public company (having only spun off from its former parent company on September 27, 2017). The Committee, nevertheless, applied a 1% merit increase to Mr. Trepp’s base salary for 2019.

Incentive Compensation

One of the principles of our compensation program is that senior management employees, including NEOs, generally are compensated based on the performance of the Company and/or the business unit for which the employee performed services. For 2019, our NEOs’ compensation was based solely on the performance of Hamilton Beach Brands, Inc. In 2019, all of the NEOs participated in (i) the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (“Short-Term Plan”) and (ii) the Long-Term Equity Plan. In 2019, non-U.S. senior management employees participated in the Long-Term Cash Plan and none of the NEOs participated in the Long-Term Cash Plan. All of the NEOs, however, have outstanding awards previously granted under the Long-Term Cash Plan that will be paid in future years.

Overview. Our incentive compensation plans are designed to align the compensation interests of senior management with our short-term and long-term interests. As such, a significant portion of the NEOs’ compensation is linked directly to the attainment of specific financial and operating targets. The Compensation Committee believes a material percentage of NEOs’ compensation should be contingent on the performance of the Company and its subsidiaries. As illustrated on the Total Target Compensation table above, over 70% of Mr. Trepp’s 2019 target compensation was variable or “at risk” and tied to Company performance and, as a group, over 50% of the other NEOs’ target compensation was tied to Company performance. For 2019, the CEO’s incentive compensation payouts exceeded the sum of his fixed payments (base salary plus perquisites) for the year.

The performance criteria and target performance levels for the incentive plans are established within the Compensation Committee’s discretion, and generally are based on management’s recommendations as to the performance objectives of the Company or the particular business unit for the year. Three types of performance targets are used in the Incentive Plans:

•

Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2019 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2019, the Compensation Committee set the financial performance targets under the Short-Term Plan against the 2019 AOP so that employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under the Short-Term Plan were set so that employees would not be over-compensated simply for meeting AOP goals.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2019 AOP. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. The performance targets under the Long-Term Equity Plan are examples of targets that are based on long-term corporate objectives. These targets represent performance that the Compensation Committee believes the Company should deliver over the long-term, not the performance that is expected in the current year or the near term.

•

Operating Profit Margin Over-Ride. The Compensation Committee approved an adjusted operating profit margin “over-ride” feature for each incentive plan for 2019. This feature provides for a reduction in the payouts otherwise determined under the pre-established performance targets under the incentive plans unless a separate adjusted operating profit margin target is achieved.

Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of the NEO’s salary midpoint. The final payout, however, may be higher or lower than the target amount, depending on actual Company performance.

Incentive Compensation Tables. The following factors should be considered when reviewing the incentive compensation tables:

•

The Compensation Committee considered the factors described in the Overview above to set the performance criteria and target performance levels for the 2019 incentive compensation awards. The particular performance criteria for 2019 were chosen because they were believed to have a positive correlation with long-term stockholder returns.

•

For 2019, the maximum awards under the Short-Term Plan could not exceed 150% of the target award level (or $2,500,000 per participant per year). The cash-denominated awards under the Long-Term Equity Plan could not exceed 150% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment, per participant per year).

•

The achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation Committee. The formulas do not provide for straight-line extrapolation of the performance target to the maximum payment target.

•

Target awards for each executive are equal to a specified percentage of the executive’s 2019 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of incentive compensation targets recommended by Korn Ferry and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target awards amount under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•	The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the Compensation Committee’s pre-established performance targets.

•

The Compensation Committee, in its discretion, may decrease or eliminate awards. The Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance otherwise would not meet the minimum criteria set for payment of awards, although it rarely does so.

•

Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually in a combination of cash and transfer-restricted shares of Class A Common. Shares issued to NEOs under the Long-Term Equity Plan are subject to a ten-year holding period to provide an incentive over the ten-year period to increase the value of the Company, which in turn increases the value of the stock awards.

•	All awards are fully vested when issued.

Short-Term Incentive Compensation

Depending on the NEO’s position, the Short-Term Plan was designed to provide target short-term incentive compensation of between 50% and 90% of each NEO’s 2019 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation Committee for each NEO for 2019:

TARGET SHORT-TERM COMPENSATION FOR 2019
Named Executive Officer	(A) 2019 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%)	(E) = (C) x (D) Short-Term Plan Payout ($)
Gregory H. Trepp	$752,000	90%	$676,800	61.9%	$418,939
R. Scott Tidey	$429,000	50%	$214,500	61.9%	$132,776
Gregory E. Salyers	$389,000	50%	$194,500	61.9%	$120,396

The following table shows the performance criteria established by the Compensation Committee to determine the final incentive compensation payments for 2019 under the Short-Term Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted ROTCE (1)	20%	25.2%	22.2%	62.5%	12.5%
HBB Adjusted Net Income (2)	20%	$30,020,415	$27,540,794	62.8%	12.6%
HBB Adjusted Net Sales (2)	40%	$658,766,701	$619,197,888	40.6%	16.2%
HBB Adjusted Operating Profit Margin (2)	20%	6.6%	6.2%	75.0%	15.0%
HBB Adjusted Initial Payout					56.3%
10% Positive Discretion (3)					5.6%
Final Payout Percentage – HBB (4)					61.9%

(1)

HBB’s Return on Total Capital Employed (ROTCE) is defined in the Short-Term Plan as (i) Earnings Before Interest After-Tax after adjustments divided by (ii) Average Total Capital Employed after adjustments. Earnings Before Interest After-Tax is the sum of consolidated net income from continuing operations plus after-tax consolidated net interest expense. Average Total Capital Employed is equal to (i) the sum of the Average Consolidated Debt and Average Consolidated Stockholders’ Equity less (ii) Average Consolidated Cash. Average Consolidated Debt, Average Consolidated Stockholders’ Equity and Average Consolidated Cash are calculated taking the sum of the balance at the start of the year and the balance at the end of each of the next twelve months divided by thirteen. ROTCE is calculated using Average Consolidated Debt, Average Consolidated Stockholders’ Equity and Average Consolidated Cash based on the sum of the balance at the start of the year and at the end of each quarter divided by five, which is then adjusted for non-recurring or special items. The following amounts show the adjusted 2019 consolidated ROTCE for purposes of determining 2019 Short-Term Plan payouts:

(Amounts in thousands)
2019 Net Income from Continuing Operations	$25,078
Plus: Adjustments to Net Income from Continuing Operations	$2,351
Plus: 2019 Interest Expense, Net	$3,056
Less: Income Taxes on 2019 Interest Expense	($764)

Adjusted Earnings Before Interest After-Tax	$29,721

2019 Average Stockholders’ Equity (12/31/2018 and each of 2019’s quarter ends)	$60,145
Plus: Adjustments to Total Capital Employed	$5,460
2019 Average debt (12/31/2018 and each of 2019’s quarter ends)	$70,318
Less: 2019 Average Cash (12/31/2018 and each of 2019’s quarter ends)	($2,157)

Average Total Capital Employed	$133,766

HBB Adjusted Consolidated ROTCE	22.2%

Adjustments to the ROTCE calculation are for non-recurring or special items that were established by the Compensation Committee at the time the ROTCE targets were set, including eliminating from all amounts used in the calculation the after-tax expenses relating to any acquisition or disposition, whether in progress or successful. Additional adjustments related to the after-tax impact of the following types of costs or expenses in excess of the amounts included in the AOP are made, if applicable:

•	tangible or intangible asset impairment;
•	restructuring costs including reduction in force and inventory liquidation charges;
•	certain patent infringement and other litigation and settlement costs;
•	environmental expenses, asset retirement obligations, and early lease termination expenses;
•	costs relating to valuation allowances against deferred tax assets; and
•	costs relating to changes in laws and regulations.

As part of the Company’s approved growth acceleration plans for its commercial business, the Company incurred costs not contemplated in the 2019 AOP. After year-end, the Compensation Committee provided an adjustment to each of the Short-Term Plan achievement results to exclude these expenses. The cumulative impact of the adjustment increased the initial payout percentage under the Short-Term Plan by less than 2%. The Compensation Committee determined that the expenses were incurred in connection with improving our operations and, as a result, they should not adversely affect incentive payments, as the actions and events were beneficial and generally not within the employees’ control.

(2)

In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed for the ROTCE calculation in Note (1).

(3)

To maintain employee motivation and continued execution of the Company’s strategic initiatives during this challenging regulatory environment, the Committee applied an additional discretionary 10% increase to the 2019 Short-Term Plan and the Long-Term Equity Plan payouts. As shown on the above table, this discretionary adjustment increased the Short-Term Plan payout percentage from 56.3% to 61.9%.

(4)

An additional performance target continued to apply to the Short-Term Plan for 2019. Unless HBB’s Adjusted Operating Profit Margin exceeded 4% for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This target acts as an additional control which reflects the Compensation Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit Margin threshold for the year. Because HBB’s Adjusted Operating Profit Margin exceeded 4% in 2019, no reduction occurred.

Long-Term Incentive Compensation

The purpose of our long-term incentive compensation program is to enable senior management employees, including NEOs, to accumulate capital through managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our long-term incentive plans require a significant long-term commitment on the part of our senior management, and cash withdrawals (under the Long-Term Cash Plan) and stock sales (under the Long-Term Equity Plan) generally are not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages executives to focus on our long-term profitability and strengthens the tie between stockholders’ and NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation Committee does not consider a NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

Long-Term Cash Plan. In 2019, only non-U.S. senior management employees participated in the Long-Term Cash Plan and none of the NEOs participated in the Long-Term Cash Plan. All of the NEOs, however, have outstanding awards previously granted under the Long-Term Cash Plan that will be paid in future years. Awards under the Long-Term Cash Plan are paid in cash after a three-year holding period, except for earlier payments (approved by the Compensation Committee) due to retirement, death, disability, and other limited circumstances. Awards are credited to separate sub-accounts established for each participant each year, and the sub-accounts are credited with 2% interest each year (up to a maximum of 14%).

Long-Term Equity Plan. In 2019, all senior executives in the U.S., including our NEOs, participated in the Long-Term Equity Plan which provides awards in the form of 65% transfer-restricted Class A Common and 35% cash to approximate income tax withholding obligations. Class A Common is the only type of equity available under the Long-Term Equity Plan. The Company does not sponsor a plan that provides stock options or any other type of equity. Shares awarded to NEOs under the Long-Term Equity Plan generally may not be transferred for ten years following the last day of the award year. During the holding period, the value of the awards is subject to change based on the value of the shares. In other words, the award’s value is enhanced as the value of the stock increases (or is reduced as the value of the stock decreases). As a result of annual grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares a NEO holds increases each year and, consequently, our executives accumulate exposure to long-term Company performance which strongly aligns the interests of NEOs with those of other stockholders.

Target awards under the Long-Term Equity Plan are expressed initially as a dollar amount equal to a percentage of the participant’s salary midpoint based on the long-term incentive compensation targets for that salary point level recommended by Korn Ferry (increased by 15%) and adopted by the Compensation Committee. When paid, the full amount of the award, including the fair market value of the shares on the date of payment, is fully taxable to the participant. The actual number of shares issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•

the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2018 calendar year (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the award year); or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2019 award year.

Participants have all the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The award shares issued are subject to transfer restrictions that generally lapse the earlier of (i) ten years after the last day of the performance period (for senior management other than NEOs, three or five years depending on salary point level); (ii) the participant’s death or permanent disability; or (iii) three years from the date of retirement (or earlier with the approval of the Compensation Committee). The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2019.

The Long-Term Equity Plan was designed to provide target long-term incentive compensation between 60% and 170% of the NEO’s 2019 salary midpoint, depending on the NEO’s position. The table below shows the long-term target awards (including a 15% increase in the target percentages to reflect the immediately taxable nature of the equity awards) and payouts approved by the Compensation Committee for each NEO for 2019:

TARGET LONG-TERM COMPENSATION FOR 2019
Named Executive Officer	(A) 2019 Salary Midpoint ($)	(B) Long- Term Plan Target as % of Salary Midpoint (1)	(C)=(A)x(B) Long-Term Plan Target ($)(1)	(D) Long- Term Plan Payout as (%) of Plan Target (2)	(E)=(C)x(D) Total Long-Term Award ($)	(F) Shares Issued (#) (3)	(G) Grant Date Fair Value of Shares Awarded ($)(4)	(H) Fair Value of Long- Term Plan Payout ($)(5)
Gregory H. Trepp	$752,000	195.5%	$1,470,160	66.9%	$983,537	33,074	$631,879	$976,124
R. Scott Tidey	$429,000	80.5%	$345,345	66.9%	$231,036	7,769	$148,427	$229,294
Gregory E. Salyers	$389,000	69.0%	$268,410	66.9%	$179,566	6,038	$115,356	$178,211

(1)

The target percentages include a 15% increase in the target awards which will be granted to Long-Term Equity Plan participants to account for the immediately taxable nature of the equity awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs.

(2)	Refer to table below for detailed calculations of the 2019 payout percentage for the Long-Term Equity Plan.

(3)

Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted shares (approximately 65%). The number of shares issued to a participant for an award and shown in Column (F) is determined by taking the dollar amount of the stock component of the award and dividing it by the formula share price (fractional shares are paid in cash). The Long-Term Equity Plan defines the formula share price for 2019 awards as the lower of (i) the average share price of our Class A Common for 2019, which was $19.329, or (ii) the average share price of our Class A Common for 2018, which was $24.393.

(4)

Column (G) represents the grant date fair value of the shares awarded computed in accordance with FASB ASC Topic 718, which was $19.105. This is the same amount that is disclosed in the Summary Compensation Table.

(5)	The amount shown in column (H) is the sum of (i) the cash distributed, and (ii) the amount shown in Column (G).

The following table shows the performance criteria established by the Compensation Committee to determine final incentive compensation payments for 2019 under the Long-Term Equity Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Sales (1)	50%	—	—	59.0%	29.5%
HBB Adjusted Operating Profit Margin (1)	50%	—	—	62.5%	31.3%
HBB Adjusted Initial Payout Percentage					60.8%
10% Positive Discretion (2)					6.1%
Final Payout Percentage (3)					66.9%

(1)

In 2019, the Compensation Committee used two financial metrics under the Long-Term Equity Plan – net sales and operating profit margin. The use of these metrics reflects our focus on increasing profitability at HBB over the long-term. We do not disclose the HBB net sales or operating profit margin targets or results because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans to our competitors. The Compensation Committee believed HBB could meet both the 2019 sales target and operating profit margin target. In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed in Note (1) to the Short-Term Plan performance criteria table (other than post year-end adjustments relating to the expenses associated with furtherance of the Company’s commercial business).

(2)

Note (3) to the Target Short-Term Plan table explains this adjustment in detail. The 10% discretionary increase as applied to the Long-Term Equity Plan increased the payout percentage from 60.8% to 66.9%.

(3)

The additional Adjusted Operating Profit Margin performance target described in Note (4) to the Short-Term Plan performance criteria table also applied to the Long-Term Equity Plan in 2019. As stated therein, because HBB’s Adjusted Operating Profit Margin exceeded the 4% threshold for 2019, Long-Term Equity Plan payouts were not reduced.

Other Compensation of Named Executive Officers

Discretionary Transfer-Restricted Stock Awards. Hamilton Beach Holding also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan (“Supplemental Equity Plan”), which gives the Compensation Committee flexibility to award additional discretionary equity compensation. Supplemental Equity Plan awards generally may not be sold or transferred for ten years. The Compensation Committee did not grant any awards under the Supplemental Equity Plan for services performed in 2019.

Discretionary Cash Bonuses. The Compensation Committee has authority to grant, and from time to time has granted, discretionary cash bonuses to employees (including NEOs), in addition to the incentive compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2019 performance.

Retirement Plans. The material terms of the various retirement plans are described in the narratives following the Pension Benefit Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Plan. We no longer provide defined benefit pensions to employees, including the NEOs. As of January 1, 1997, the HBB Pension Plan was frozen to new participants and benefit accruals (other than interest credits required by law for frozen cash balance accounts). Prior to 1997, Messrs. Tidey and Salyers earned pension benefits under the HBB Pension Plan. Both currently are 100% vested in their pension benefits and may take distributions any time after termination of employment. Mr. Trepp never participated in the HBB Pension Plan.

Defined Contribution Plans. We provide all full-time employees (including, the NEOs) with defined contribution retirement benefits. Employer contributions are calculated under formulas designed to provide employees with competitive retirement income. In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly-situated employees. NEOs and other executive officers of the Company, however, receive their benefits under a combination of the tax-qualified HBB 401(k) and the non-qualified HBB Excess Plan. The HBB Excess Plan provides certain retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to federal tax limits and IRS compliance testing rules.

Our defined contribution plans provide the following three types of benefits: (i) employee deferrals of up to 25% of compensation; (ii) “safe harbor” employer nonelective contributions equal to 3% of compensation; and (iii) profit sharing benefits. The compensation taken into account under our plan generally includes base salary, overtime and other similar items of compensation required to be reported on a Form W-2 but excludes most other forms of compensation including long-term incentive compensation and other bonus or discretionary payments. Short-term incentive payments and other annual bonuses are included solely for purposes of calculating profit-sharing benefits.

The HBB 401(k) profit-sharing formula is based on a specified percentage of compensation that also takes into account the employee’s age and Company performance for the year. If the Company performs well, the amount of the profit-sharing contribution increases. As applied to the NEOs in 2019, the range of profit-sharing contributions attributable to all eligible compensation were: (A) between 5.3% and 10.85% for all of our NEOs; plus (B) 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

HBB 401(k) profit sharing contributions are subject to a five-year graded vesting schedule and all of our NEOs are 100% vested in their retirement benefits due to their tenure with the Company. Participants have the right to invest their qualified plan account balances among various investment options offered through the HBB 401(k) Plan trustee. The HBB 401(k) allows participants who are age 59-1/2 to request withdrawals, as permitted under the tax rules. Benefits otherwise are payable at any time following a termination of employment, and participants may elect various forms of payment including lump sum distributions and installments.

Excess Benefit Plan. The HBB Excess Plan is an excess benefit plan that is exempt from the requirements of Internal Revenue Code Section 409A. This means that the employer contributions the Company was unable to contribute to the HBB 401(k) plan on behalf of the NEOs due to tax code limitations were instead credited to each person’s accounts under the HBB Excess Plan, generally consisting of excess employer nonelective and other profit sharing contributions. Additionally, under the HBB Excess Plan:

•

except for amounts attributable to excess profit sharing benefits, account balances are credited with interest during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is an investment fund under the HBB 401(k), the qualified plan (14% maximum);

•

amounts credited each year are paid by March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the HBB Excess Plan; and

•	the amounts credited are increased by 15% to reflect the immediately taxable nature of the payments.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites in the form of a lump sum payment to NEOs, we do not believe these perquisites constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2019 is separately disclosed in the Total Target Compensation table.

No Individual Employment or Severance Agreements. During 2019, no NEO had an employment agreement that provides a fixed period of employment, fixed position or duties, or fixed base salary, actual, or target incentive bonus. Upon a NEO’s termination for any reason, the NEO (as other employees) will receive:

•	amounts earned during the term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits under the retirement plans, incentive plans, and the HBB Excess Plan.

There are no individual severance contracts with any NEO. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that generally are available to all salaried employees that provide benefits for a stated period of time based on the length of service, with various maximum time periods. The Compensation Committee will consider the facts and circumstances of a NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Limited Change in Control Benefits for All Employees. To advance the objective of attracting, retaining and motivating qualified management, the Compensation Committee believes it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided:

•	the payment of earned, but unpaid vested awards for prior years under the Long-Term Cash Plan; and

•	the payment of a pro-rata target award under the current year’s incentive plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any period of time In addition, no change in control payment will be “grossed up” for any excise tax imposed on an executive as a result of the receipt of payments upon a change in control.

Tax Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million that is paid to certain current or former executive officers. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but that exception was repealed by 2017 Tax Reform, effective for tax years beginning after December 31, 2017, unless transition relief applies for certain “grandfathered” arrangements entered into prior to November 2, 2017. We do not expect that payouts under any of our incentive plans will be excludable from the $1 million cap that Section 162(m) imposes for federal income tax purposes.

While the Compensation Committee may consider in very general terms the deductibility of the compensation it awards, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements that attract and retain the executive talent the Company needs to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Other Policies and Considerations

Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company’s compensation program on the Company’s risk profile. The Committee directed management to undertake an annual detailed risk assessment of our compensation programs. Each year, management reviews our pay practices and incentive programs to identify potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; financial and non-financial performance measures; and allows for use of Compensation Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards granted to our NEOs; stated payment caps; insider trading prohibitions and independent Compensation Committee oversight. The Compensation Committee agreed with the findings of management’s assessment for 2019 that (1) our compensation programs are designed effectively to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the executive officer must generally hold the shares of Class A Common granted under the Long-Term Equity Plan for ten years which can result in the executive officers holding a significant accumulation of Class A Common during their careers.

Role of Executive Officers in Compensation Decisions. Our management, specifically the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of executive officers. Mr. Trepp annually reviews the performance of each executive officer and makes recommendations based on those reviews to the Compensation Committee, including recommendations regarding salary adjustment and incentive compensation awards. The Compensation Committee separately reviews Mr. Trepp’s performance. In addition to CEO recommendations, the Compensation Committee considers recommendations from its independent compensation consultant (Korn Ferry) who provides recommendations based on an analysis of similar positions at a broad range of domestic industries and on its understanding of our policies and objectives. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering all recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.

Executive Compensation Program for 2020

Our executive compensation program for 2020 will be structured in a manner similar to our 2019 program. Principle changes for 2020 include: (1) modifications to salary midpoints and base salaries in light of internal considerations and Korn Ferry-recommended marketplace practices based on an analysis of its updated General Industrials Survey data; and (2) changes to certain performance measures, weightings and/or targets for the incentive plans based on management recommendations as to the Company’s performance objectives for 2020. Specifically pertaining to item (1), the Compensation Committee reduced our CEO’s 2020 target long-term compensation percentage for better alignment with Company performance and the marketplace. For 2020, Mr. Trepp’s target long-term compensation percentage decreased from 170% to 160%. No other components of CEO total target compensation were changed.

For 2020, the Compensation Committee designated eligible U.S.-based senior management employees, including the NEOs, as participants in the Long-Term Equity Plan and senior management outside the U.S. as participants in the Long-Term Cash Plan.

To assist with facilitating an orderly winddown and dissolution of KC, the Company entered into a consulting agreement with Mr. Robert O. Strenski (KC’s President). Mr. Strenski’s service with KC spans nearly 20 years, and his knowledge and leadership has been critical to KC’s successful closeout. The Audit Review and Compensation Committees approved a monthly consulting fee of $75,000, payable over a four-month period beginning February 1, 2020 and ending May 31, 2020.

“Say on Pay” Stockholder Vote

The Board values the views of our stockholders and has determined that an annual advisory say-on-pay vote is a sound governance practice. We expect to request a stockholder advisory vote on named executive officer compensation in connection with future compensation policies and decisions. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Committee Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

JAMES A. RATNER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
MICHAEL S. MILLER

Compensation Tables

The following tables disclose the compensation of our NEOs for services rendered in 2019.

SUMMARY COMPENSATION TABLE

The following table sets forth NEO compensation to the Company and its subsidiaries in 2019:

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2019

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Gregory H. Trepp; President and	2019	$741,992	$631,879	$763,184	$101,198	$167,684	$2,405,937
CEO of Hamilton Beach Holding and HBB and CEO of KC	2018	$734,992	$827,454	$893,531	$132,220	$175,443	$2,763,640
R. Scott Tidey; Senior Vice	2019	$448,238	$148,427	$213,643	$32,545	$81,977	$924,830
President North American Sales & Marketing of HBB	2018	$434,153	$194,443	$244,338	$37,551	$79,185	$989,670
Gregory E. Salyers; Senior Vice	2019	$396,863	$115,356	$183,251	$24,853	$72,588	$792,911
President Global Operations of HBB	2018	$384,471	$151,008	$206,912	$30,157	$78,934	$851,482

(1)

The amounts reported under the “Salary” column include both base salary and the perquisite allowance. As previously mentioned, Hamilton Beach provides a defined limited cash perquisite allowance to each senior management employee based on salary point levels, pursuant to advice received from Korn Ferry. These amounts are reported above in the table entitled “Base Salary for 2019.”

(2)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the shares of stock that were granted to NEOs for awards under the Long-Term Equity Plan. The grant date fair value of the shares awarded to each NEO for 2019 was determined in accordance with FASB ASC Topic 718. The amounts reported for 2018 have been lowered in accordance with FASB ASC Topic 718. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2019 and December 31, 2018 for more information regarding the accounting treatment for our equity awards. Refer to the table under “Long-Term Incentive Compensation” for detail information regarding the target long-term awards, as well as the cash-denominated long-term award payouts, under the Long-Term Equity Plan.

(3)	The amounts listed are comprised of (i) the cash payments under the Short-Term Plan, and (ii) the cash portion (approximately 35%) of the awards to the NEOs under the Long-Term Equity Plan.

(4)

Amounts listed in this column reflect only the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, referred to as “Above-Market Interest,” that was credited to the NEO’s accounts under (i) the Long-Term Cash Plan, and (ii) the Excess Plan. We have omitted the changes in the actuarial present value of accumulated benefits under the frozen HBB Pension Plan for the NEOs, which we are not required to report due to the different disclosure rules that apply to emerging growth companies.

(5)	All other compensation earned during 2019 for each of the NEOs is as follows:

	Gregory H. Trepp	R. Scott Tidey	Gregory E. Salyers
Employer Qualified Profit Sharing Contributions	$11,788	$11,788	$11,788
Employer Excess Plan Profit Sharing Contributions	$128,819	$54,878	$46,732
Other Qualified Employer Retirement Contributions	$8,400	$8,400	$8,400
Other Excess Plan Employer Retirement Contributions	$13,860	$5,497	$3,956
Employer Paid Life Insurance Premiums	$2,770	$1,024	$1,547
Perquisites and Other Personal Benefits (not already counted in base salary)	$0	$0	$0
Tax Gross-Ups	$0	$0	$0
Other	$2,047	$390	$165
Total	$167,684	$81,977	$72,588

Amounts listed in “Other” include (i) employer-paid premiums for the NEOs’ personal excess liability insurance and (ii) executive travel accident insurance premiums and wellness subsidies.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning all awards granted to the NEOs for 2019 and estimated payouts in the future, under our incentive plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2019

				(A) Estimated Future or Possible Payout Under Non-Equity Incentive Plan		(B) Estimated Future or Possible Payout Under Equity Incentive Plan		All Other Stock Awards
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)	Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (2)
Gregory H. Trepp	N/A	Short-Term Plan	(3)	$676,800	$1,015,200	N/A	N/A	N/A	N/A
	12/31/2019	Long-Term Equity Plan	(4)	$514,556	$771,834	$955,604	$1,433,406	33,074	$631,879
R. Scott Tidey	N/A	Short-Term Plan	(3)	$214,500	$321,750	N/A	N/A	N/A	N/A
	12/31/2019	Long-Term Equity Plan	(4)	$120,871	$181,307	$224,474	$336,711	7,769	$148,427
Gregory E. Salyers	N/A	Short-Term Plan	(3)	$194,500	$291,750	N/A	N/A	N/A	N/A
	12/31/2019	Long-Term Equity Plan	(4)	$93,944	$140,916	$174,467	$261,700	6,038	$115,356

(1)	There are no minimum or threshold payouts under any of our incentive plans.

(2)	These amounts reflect the grant date fair value of the shares, determined in accordance with FASB ASC Topic 718. These amounts also are reflected in the Summary Compensation Table.

(3)

Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2019 calendar year. Awards are paid in cash (not equity) as soon as practicable after approval by the Compensation Committee. There is no post-2019 payout opportunity under this plan. Amounts disclosed are the target and maximum awards established by the Compensation Committee in early 2019. The amounts the NEOs actually received after the final payout are disclosed in the Summary Compensation Table.

(4)

Awards under the Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2019 calendar year. Awards are paid, partially in transfer-restricted stock (approximately 65%) and partially in cash (approximately 35%), as soon as practicable after approval by the Compensation Committee. Therefore, there is no post-2019 payout opportunity under the plan. Stock awarded under the Long-Term Equity Plan generally may not be sold or transferred for ten years, beginning on the last day of the performance period. The dollar amounts disclosed are the dollar values of the target and maximum awards established by the Compensation Committee in early 2019. These amounts include a 15% increase to account for the immediate taxation of the equity awards using a 150% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B). The amounts the NEOs actually received are disclosed in the Summary Compensation Table.

EQUITY COMPENSATION

In 2019 all U.S.-based salaried employees in salary grades 17 and above, including the NEOs, participated in the Long-Term Equity Plan. All of these employees are also eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding for the year ended December 31, 2019.

Awards under the Long-Term Equity Plan are paid partially in cash and partially in the form of fully vested shares of stock subject to transfer restrictions generally for a period of ten years for NEOs, from the last day of the performance period. Refer to the section above entitled “Long-Term Incentive Compensation” for additional information regarding our equity awards.

The following table reflects the stock awards issued under the Long-Term Equity Plan for 2019 performance. No stock awards were issued under the Supplemental Equity Plan for services in 2019. The Company does not sponsor any stock option plans.

STOCK VESTED

For Fiscal Year Ended December 31, 2019

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gregory H. Trepp	33,074	$631,879
R. Scott Tidey	7,769	$148,427
Gregory E. Salyers	6,038	$115,356

(1)

The amounts shown in this table represent the number of shares received by the NEOs. Their awards were granted pursuant to a net exercise, whereby if the amount of the tax liability associated with the stock portion of the awards exceeds the cash awards under the Long-Term Equity Plan then a portion of the shares issued on the date of issuance would be subject to immediate surrender to the Company to pay taxes associated with the stock portion of the awards. No such surrenders were required in connection with the grants for 2019.

(2)

The value realized on vesting is the grant date fair value determined in accordance with FASB ASC Topic 718 ($19.105), multiplied by the number of shares issued pursuant to the Long-Term Equity Plan. The shares are fully vested when issued.

Stock Options

The Company does not sponsor and never sponsored a stock option plan.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

As previously discussed above in the section entitled “Limited Change in Control Benefits for All Employees,” the following change in control provisions apply to NEOs:

•

the account balances as of the date of the change in control in the Cash Long-Term Plan will be paid in a lump sum payment in the event of a change in control of the Company’s or the participant’s employer; and

•	participants also will receive a pro-rated target award for the year of the change in control under the incentive plans.

A “change in control” for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued pursuant to Code Section 409A:

•

an acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable involving (i) any employee benefit plan; (ii) the Company; (iii) the applicable subsidiary or one of its affiliates; or (iv) the parties to the stockholders’ agreement discussed under the section entitled “Amount and Nature of Beneficial Ownership;”

•

the members of the Company’s current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company’s Board of Directors or, if applicable, the board of directors of a successor of the Company;

•

for those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•

for all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (i) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (ii) at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.

For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we assumed that a change in control occurred on December 31, 2019. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. There can be no assurance, however, that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

For Fiscal Year Ended December 31, 2019

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($) (1)	Estimated Total Value of Cash Payments Based on Balance in Long-Term Cash Plan in Year of Change in Control ($) (2)	Estimated Total Value of all Payments on Change in Control ($)
Gregory H. Trepp	$2,146,960	$2,223,653	$4,370,613
R. Scott Tidey	$559,845	$665,805	$1,225,650
Gregory E. Salyers	$462,911	$493,200	$956,111

(1)

This column reflects the award targets under the 2019 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs would be entitled to receive their award targets for 2019 if a change in control had occurred on December 31, 2019. Awards under the Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2019 target awards, which includes the 15% increase to account for the immediate taxation of Long-Term Equity Plan awards. As described in Note (4) to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of transfer-restricted Class A Common.

(2)

This column reflects the December 31, 2019 account balances under the Long-Term Cash Plan. Under the change in control provisions of that plan, the NEOs would be entitled to accelerate payment of their account balances if a change in control had occurred on December 31, 2019. The amounts shown were earned for services performed in years prior to 2018. The awards under the Long-Term Cash Plan are 100% vested but are subject to a three-year holding period. No additional amounts are paid due to a change in control.

NONQUALIFIED DEFERRED COMPENSATION BENEFITS

Refer to the sections above entitled “Retirement Plans” and “Long Term Incentive Compensation” for a detailed description of our nonqualified deferred compensation plans. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our HBB Excess Plan and Long-Term Cash Plan:

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2019

Name	Applicable Plan	Executive Contributions in 2019 ($) (1)	Employer Contributions in 2019 ($) (2)	Aggregate Earnings in 2019 ($) (2)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 31, 2019 ($)
Gregory H. Trepp	HBB Excess Plan	N/A	$142,679	$21,429	$173,839	$164,108
	Long-Term Cash Plan (3)	N/A	$0	$138,123	$1,228,507	$2,223,653
R. Scott Tidey	HBB Excess Plan	N/A	$60,375	$8,995	$66,720	$69,370
	Long-Term Cash Plan	N/A	$0	$41,357	$393,456	$665,805
Gregory E. Salyers	HBB Excess Plan	N/A	$50,688	$7,548	$66,095	$58,236
	Long-Term Cash Plan	N/A	$0	$30,635	$280,024	$493,200

(1)	Neither the Excess Plan nor the Long-Term Cash Plan permits employee contributions.

(2)

The employer contributions shown in this table are also reflected in the “All Other Compensation” column of the 2019 Summary Compensation Table. The “above-market earnings” portion (i.e., the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the Aggregate Earnings column of this table also are included in the Nonqualified Deferred Compensation Earnings column of the 2019 Summary Compensation Table.

(3)

Effective January 1, 2018, the Long-Term Cash Plan closed to U.S. employees, including the NEOs, although the NEOs have outstanding awards previously granted before 2018. Except for earlier payments in the case of retirement, death, disability and other limited circumstances, Long-Term Cash Plan awards are paid in cash after a three-year holding period. Awards are credited to separate sub-accounts established for each NEO for each award year. The sub-accounts are credited annually with 2% interest. After year-end, while a participant remains actively employed, additional interest is credited based on a formula that takes into account the final payout percentage under the Long-Term Cash Plan for the year, with a maximum of 14%. None of the NEOs’ Long-Term Cash Plan account balances are reported as 2019 compensation in the 2019 Summary Compensation Table.

DEFINED BENEFIT PENSION PLANS

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under the frozen HBB Pension Plan:

PENSION BENEFITS

For Fiscal Year Ended December 31, 2019

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Gregory H. Trepp	N/A (2)	N/A	N/A	N/A
R. Scott Tidey (3)	HBB Pension Plan	3	$15,475	$0
Gregory E. Salyers (4)	HBB Pension Plan	7	$44,020	$0

(1)

The amounts shown above were determined as of December 31, 2019, which is the measurement date for pension benefits used in our financial statements. In determining the amounts shown, the following material assumptions were used:

•	a discount rate of 2.88%
•	the RP2021 mortality table, projected generationally with scale MP2019 and no adjustments
•

the assumed retirement age is the earlier of (i) the plan’s stated normal retirement age or (ii) the earliest age at which retirement benefits are available without reduction for age, and no pre-retirement decrement

(2)	Mr. Trepp never participated in our frozen HBB Pension Plan.

(3)

Mr. Tidey earned a benefit under the cash balance portion of the HBB Pension Plan from January 1, 1994 through December 31, 1996, after which all cash benefits were frozen. His cash balance benefits were computed based on a percentage of pensionable earnings, using an age-based formula. His frozen cash balance account balance continues to earn interest credits based on the one-year U.S. Treasury Bill rate as of the last business day of the prior plan year plus 1%, up to maximum rate of 12%. Mr. Tidey is 100% vested in his cash balance benefits and may take a distribution of his benefits at any time following his termination of employment. Pensionable earnings included only base salary, cash in lieu perquisites and short-term incentive compensation payments. Available forms of payment include annuities and a lump sum. As he is age 55, Mr. Tidey may commence distribution of his entire pension at any time following his termination of employment, although his traditional benefits will be reduced for early commencement prior to age 65.

(4)

Mr. Salyers earned a combination of traditional defined benefits, as well as the cash balance benefit described above under the HBB Pension Plan. His traditional pension was computed under the following formula: 1.5% of “final average pay” multiplied by applicable years of credited service, reduced by a portion of his Social Security benefits. “Final average pay” is his average annual earnings for the highest five years during the last 10 years prior to the date on which traditional defined benefits were frozen. Mr. Salyers is 100% vested in his pension benefits. As he is over age 55, Mr. Salyers may commence distribution of his entire pension at any time following his termination of employment, although his traditional benefits will be reduced for early commencement prior to age 65.

CEO PAY RATIO

As an emerging growth company, the Company is exempt from the requirement to disclose the ratio of our CEO’s annual total compensation to that of our median employee. We nevertheless have chosen to provide the ratio of Mr. Trepp’s annual total compensation to the annual total compensation of our median employee (“Median Employee”) and a supplemental ratio that provides a more representative CEO pay comparison. Our analysis included 1,616 individuals employed by the Company and its subsidiaries, excluding Mr. Trepp, in full-time, part-time, and seasonal roles (1,428 individuals in the United States and 188 individuals working outside of the United States). As permitted under the SEC 5% de minimis exemption for employees in foreign countries, we excluded 37 employees in Mexico.

From the remaining 1,579 employees, we chose October 31, 2019 as the date for identifying the Median Employee (“Determination Date”) and used IRS Form W-2 Box 1 wages as our consistently applied compensation measure. We reviewed total compensation for the period beginning January 1, 2019 and ending October 31, 2019. We did not make any assumptions, adjustments, or estimates with respect to total W-2 compensation and did not annualize compensation for any employees that were not employed for all of 2019. Notwithstanding this, however, our disclosure is a reasonable estimate that involves a degree of imprecision although we calculated it in a manner consistent with Item 402(u) of Regulation S-K.

We calculated annual total compensation for 2019 for the Median Employee (a Hamilton Beach Brands, Inc. employee) using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table. The Median Employee’s annual total compensation was $29,619. Mr. Trepp served as our President and CEO throughout 2019 and, as reflected in the 2019 Summary Compensation Table, his total compensation in 2019 was $2,405,937. As a result, the ratio of CEO compensation to the compensation of our Median Employee for 2019 was 81 to 1.

Supplemental Pay Ratio Disclosure

With the closure of the Company’s subsidiary, Kitchen Collection, LLC, there was a significant change in the Company’s employee population. Kitchen Collection operated specialty retail shops nationwide and over 75% of its workforce included part-time retail employees. We provide this supplemental ratio that excludes all 934 Kitchen Collection employees in light of the winddown, as we believe this ratio provides a more accurate representation of the CEO pay ratio of our future operations or business.

We used the same Determination Date and consistently applied compensation measure to determine the supplemental ratio. To determine median total compensation for this supplemental ratio, we again calculated annual total compensation using the same methodology as reflected for NEOs in the 2019 Summary Compensation Table and determined the median compensation figure for a different employee (who is also a Hamilton Beach Brands, Inc. Employee) to be $62,224. Based on this amount, the ratio of CEO compensation to the median annual total compensation of Hamilton Beach Brands, Inc. employees was 39 to 1.

PART IV - OTHER IMPORTANT INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information as of December 31, 2019 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	741,741
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	741,741

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of March 2, 2020 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, director nominees, NEOs and all of our executive officers, directors and director nominees as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	Class A	123,925	—		789,938		8.27%

Dimensional Fund Advisors LP (2) 6300 Bee Cave Road Austin, Texas 78746	Class A	530,103	—		530,103		5.55%
Zuckerman Investment Group, LLC (3) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class A	—	994,351		994,351		10.41%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	517,666	—		517,666		5.42%

Mark R. Belgya (5)	Class A	9,456	—		9,456		*	*

J.C. Butler, Jr. (5)	Class A	83,904	1,287,955	(6)	1,371,859	(6)	14.36%

John P. Jumper (5)	Class A	16,424	—		16,424		*	*

Dennis W. LaBarre (5)	Class A	27,125	—		27,125		*	*

Paul D. Furlow (5)	Class A	3,579	—		3,579		*	*

Michael S. Miller (5)	Class A	11,530	—		11,530		*	*

Alfred M. Rankin, Jr. (5)	Class A	425,172	1,253,204	(7)	1,678,376	(7)	17.57%

Thomas T. Rankin (5)	Class A	155,421	1,214,288	(8)	1,369,709	(8)	14.34%

James A. Ratner (5)	Class A	26,285	—		26,285		*	*

Gregory E. Salyers (5)	Class A	15,140	—		15,140		*	*

Gregory H. Trepp	Class A	80,250	—		80,250		*	*

R. Scott Tidey	Class A	18,631	—		18,631		*	*

Clara R. Williams (5)	Class A	83,769	1,219,568	(9)	1,303,337	(9)	13.65%

All executive officers, directors and director nominees as a group (15 persons)	Class A	970,160	1,343,017	(10)	2,313,177	(10)	24.22%

** Less than 1.0%.

(1)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 7, 2020 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(2)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 12, 2020 reported that Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 511,385 shares owned by the Dimensional Funds of Class A Common and the sole power to invest 530,103 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)

A Schedule 13G/A filed with the SEC with respect to Class A Common on January 13, 2020 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(4)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 5, 2020 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above as a result of being the parent holding company of several subsidiaries (“BlackRock Subsidiaries”) that acquired Class A Common. BlackRock, Inc. possesses the sole power to vote 501,043 shares owned by BlackRock Subsidiaries of Class A Common and the sole power to invest 517,666 shares of Class A Common owned by BlackRock Subsidiaries.

(5)

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after March 2, 2020. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2020 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2020.

(6)

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P. (“Rankin II”), Mr. Butler may be deemed to beneficially own, and share the power to dispose, of 338,295 shares of Class A Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,234 shares of Class A Common held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin Associates I, L.P. (“Rankin I”) and Rankin Associates IV, L.P. (“Rankin IV”); therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class A Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(7)

Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. A. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. A. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. A. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. A. Rankin are 1,253,204 shares of Class A Common held by (a) members of Mr. A. Rankin’s family, (b) trusts for the benefit of members of Mr. A. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(8)

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. T. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. T. Rankin are 1,214,288 shares of Class A Common held by (a) members of Mr. T. Rankin’s family, and (b) Rankin I, Rankin II and Rankin IV. Mr. T. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9)

Clara R. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. Ms. Williams, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Ms. Williams are 1,219,568 shares of Class A Common held by (a) members of Ms. Williams’ family, (b) trusts for the benefit of members of Ms. Williams’ family, and (c) Rankin I, Rankin II and

Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity.

(10)

The aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees and the aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; (ii) Mr. Butler has disclaimed beneficial ownership in note (6) above; (iii) Mr. T. Rankin has disclaimed beneficial ownership in note (8) above; and (iv) Ms. Williams has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 2, 2020 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class

Clara Taplin Rankin, et al. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124-4069	Class B	—	—		3,266,335	(1)	80.18%
Beatrice B. Taplin 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124-4069	Class B	102,820	399,218	(2)	502,038	(2)	12.32%
Rankin Associates I, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—	—		472,371	(3)	11.60%
Rankin Associates IV, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—	—		400,000	(4)	9.82%
Rankin Associates II, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—	—		338,295	(5)	8.30%

Mark R. Belgya	Class B	—	—		—		**

J.C. Butler, Jr.	Class B	74,448	1,287,955	(6)	1,362,403	(6)	33.44%

John P. Jumper	Class B	6,968	—		6,968		**

Dennis W. LaBarre	Class B	17,669	—		17,669		**

Paul D. Furlow	Class B	—	—		—		**

Michael S. Miller	Class B	—	—		—		**

Alfred M. Rankin, Jr.	Class B	393,949	1,253,204	(7)	1,647,153	(7)	40.43%

Thomas T. Rankin	Class B	145,965	1,214,288	(8)	1,360,253	(8)	33.39%

James A. Ratner	Class B	12,272	—		12,272		**

Gregory E. Salyers	Class B	—	—		—		**

Gregory H. Trepp	Class B	—	—		—		**

R. Scott Tidey	Class B	—	—		—		**

Clara R. Williams	Class B	83,769	1,219,568	(9)	1,303,337	(9)	31.99%
All executive officers, directors and director nominees as a group (15 persons)	Class B	735,041	1,343,017	(10)	2,078,058	(10)	51.01%

** Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 13, 2020 (the “Stockholders’ 13D/A”) reported that, except for Hamilton Beach Holding, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,266,335 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 80.18% of the Class B Common outstanding on

March 2, 2020 or 64.95% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hamilton Beach Holding may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)

A Schedule 13G/A filed with the SEC with respect to Class B Common on February 13, 2020 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class B Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail II LLC voting and investment power over the 349,100 shares of Class B Common held by Abigail II LLC. In addition, Ms. Taplin may be deemed to beneficially own 50,118 shares held in trust for the benefit of her grandchildren. Ms. Taplin disclaims beneficial ownership of 4,500 shares of Class B Common in excess of her pecuniary interest in Abigail II LLC.

(3)

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(5)

A Schedule 13D filed with the SEC with respect to Class B Common on February 14, 2018 reported that Rankin II and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class B Common held by Rankin II. Although Rankin II holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II. Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may

not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.

(6)

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class B Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,234 shares of Class B common stock held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class B Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class B Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares. The Stockholders 13D/A reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement.

(7)

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. A. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Mr. A. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. A. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Mr. A. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. A. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Mr. A. Rankin are 1,253,204 shares of Class B Common held by (a) members of Mr. A. Rankin’s family, (b) trusts for the benefit of members of Mr. A. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(8)

Thomas T. Rankin may be deemed to be a member of the group described in note (5) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. T. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. T. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. T. Rankin are 1,214,288 shares of Class B Common held by (a) members of Mr. T. Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. T. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Thomas T. Rankin is subject to the stockholders’ agreement.

(9)

As a result of Clara R. Williams holding through her trust, of which she is trustee, partnership interests in Rankin I, Ms. Williams may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin II. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Ms. Williams are 1,219,568 shares of Class B Common held by (a) members of Ms. Williams’ family, (b) trusts for the benefit of members of Ms. Williams’ family and (c) Rankin I, Rankin II and Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Clara R. Williams is subject to the stockholders’ agreement.

(10)

The aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; Mr. Butler has disclaimed beneficial ownership in note (6) above; Mr. T. Rankin has disclaimed beneficial ownership in note (8) above; and Ms. Williams has disclaimed beneficial ownership in note (9) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. and Thomas T. Rankin. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. Clara R. Williams is the daughter of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 2,562,593 shares, or 26.83%, of the Class A Common and 2,543,186 shares, or 62.43%, of the Class B Common outstanding on March 2, 2020. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,784,487 shares, or 29.15%, of the Class A Common and 2,580,096 shares, or 63.33%, of the Class B Common outstanding on March 2, 2020. Such shares of Class A Common and Class B Common together represent 56.84% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s Annual Meeting. All stockholder recommendations for director nominees must set forth the following information:

1.

the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.

the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public accounting firm of the Company;

6.

a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.

a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before November 26, 2020. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. A stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 26, 2020 but on or before January 25, 2021 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 26, 2020 and January 25, 2021. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

OTHER MATTERS

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Dana B. Sykes

Secretary

Glen Allen, Virginia

March 26, 2020

It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to attend the Annual Meeting and vote in person, please contact our Secretary at 4421 Waterfront Drive, Glen Allen, Virginia 23060, or call (804) 273-9777 or email ir@hamiltonbeachbrands.com.

APPENDIX A

HAMILTON BEACH BRANDS HOLDING COMPANY

EXECUTIVE LONG-TERM EQUITY INCENTIVE PLAN

(Amended and Restated Effective March 1, 2020)

Hamilton Beach Brands Holding Company (“Company”) hereby amends and restates the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (“Plan”), effective March 1, 2020.

1.	Purpose of the Plan

The purpose of this Plan is to help further the long-term profits and growth of the Company by enabling the Company and/or its subsidiaries (together with the Company, the “Employers”) to attract, retain and reward executive employees of the Employers by offering long-term incentive compensation to those who will be in a position to make contributions to such profits and growth. This incentive compensation is in addition to annual compensation and is intended to encourage enhancement of the Company’s stockholder value.

2.	Definitions

(a)        “Average Award Share Price” means the lesser of (i) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the shares of Class A Common Stock are listed, on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week during the calendar year preceding the commencement of the Performance Period (or such other previous period as determined by the Committee and specified in the Guidelines; provided that such determination shall be made not later than 90 days after the commencement of the applicable Performance Period and not later than the completion of 25% of such Performance Period) or (ii) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the shares of Class A Common Stock are listed, on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the applicable Performance Period.

(b)        “Award” means an award paid to a Participant under this Plan for a Performance Period (or portion thereof), the actual payout of which is determined pursuant to a formula based upon the achievement of Performance Objectives which is established by the Committee; provided that such formula shall be established not later than 90 days after the commencement of the Performance Period on which the Award is based and prior to the completion of 25% of such Performance Period. The Committee shall allocate the amount of an Award between the cash component, to be paid in cash, and the equity component, to be paid in Award Shares, pursuant to a formula which is established by the Committee; provided that such formula shall be established not later than 90 days after the commencement of the Performance Period on which the Award is based and prior to the completion of 25% of such Performance Period.

(c)        “Award Shares” means fully paid, non-assessable shares of Class A Common Stock that are issued or transferred pursuant to, and with such restrictions as are imposed by, the terms of this Plan and the Guidelines. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares.

(d)        “Change in Control” means the occurrence of an event described herein Section 7.

(e)        “Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share, or any security into which such Class A Common Stock may be changed by reason of any transaction or event of the type referred to in Section 9(b) of this Plan.

(f)        “Code” means the Internal Revenue Code of 1986, as amended.

(g)        “Committee” means the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 3.

(h)        “Disability” or “Disabled” means a condition approved for disability benefits under an Employer’s long-term disability insurance policy.

(i)        “Guidelines” means the guidelines that are approved by the Committee for the administration of the awards granted under this Plan. To the extent that there is any inconsistency between the Guidelines and this Plan on matters other than the time and form of payment of the Awards, the Guidelines will control, so long as this Plan could have been amended to resolve such inconsistency without the need for further stockholder approval.

(j)        “Participant” means any person who is classified as a salaried employee of the Employers on a U.S. payroll (including directors of the Employers who are also salaried employees of the Employers) who, in the judgment of the Committee, occupies an executive position in which his or her efforts may contribute to the interests of the Company and who is designated by the Committee as a Participant in the Plan for a particular Performance Period. Notwithstanding the foregoing, (i) leased employees (as defined in Code Section 414) shall not be eligible to participate in this Plan and (ii) persons who are participants in the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (or any successor plan) for a particular Performance Period shall not be eligible to participate in this Plan for the same Performance Period.

(k)        “Payment Period” means, with respect to any Performance Period, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Performance Period ends.

(l)        “Performance Objectives” shall mean the measurable performance objectives established pursuant to this Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or one or more of the subsidiaries, divisions, business units, departments, regions, functions or other organizational units of the Company or its subsidiaries. Performance Objectives may be measured on an absolute or relative basis. Different groups of Participants may be subject to different Performance Objectives for the same Performance Period. Relative performance may be measured against other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, or against an index or one or more of the Performance Objectives themselves. Any Performance Objectives applicable to an Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more, or a combination, of the following criteria (which criteria may be applied to the Company and all of its subsidiaries, divisions, business units, departments, regions, functions or other organizational units or to only one or any combination of the Company and its subsidiaries, divisions, business units, departments, regions, functions or other organizational units): return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, expected value of new projects or extensions of new or existing projects, development of new or existing projects, adjusted standard margin or net sales, safety, and compliance with regulatory/environmental requirements.

(m)        “Performance Period” means any period of one or more years (or portion thereof) on which an Award is based, as established by the Committee and specified in the Guidelines. Any Performance Period(s) shall be established by the Committee not later than 90 days after the commencement of the Performance Period on which such Award will be based and prior to completion of 25% of such Performance Period.

(n)        “Retire” means either:

(i)        to terminate employment under circumstances that entitle the Participant to immediate commencement of his pension benefits under any of the qualified defined benefit pension plans sponsored by the Employers; or

(ii)        for Participants who are not members of such a plan, to terminate employment after reaching (A) age 65; or (B) age 60 with at least 5 years of service.

(o)        “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(p)        “Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Performance Period pursuant to the Korn Ferry salary point system, or any successor salary point system adopted by the Committee.

(q)        “Target Award” means a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Salary Points by (ii) the long-term incentive compensation target percent for those Salary Points for the applicable Performance Period, as determined by the Committee. The Target Award is the amount that would be paid to a Participant under this Plan if each Performance Objective is met exactly at target.

3.	Administration

This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with applicable law, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at any meeting at which a quorum is present, unless a greater number is required by law, the Company’s Certificate of Incorporation or its Bylaws, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan or of any documents evidencing Awards under this Plan, including the severability of any or all of the provisions hereof or thereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

4.	Eligibility

Except as otherwise determined by the Committee or provided in Section 7, to be eligible to participate in this Plan and receive a Target Award in accordance with Section 5 the Participant either must (i) be employed by an Employer on the last day of the Performance Period; (ii) die during the Performance Period; (iii) become permanently Disabled during the Performance Period; or (iv) Retire during the Performance Period. Notwithstanding the foregoing or any other provision in the Plan, the Award of a Participant who is described in the preceding sentence or who is employed on the last day of the Performance Period but was not employed during the entire Performance Period shall be pro-rated based on the number of days the Participant actually was employed during the Performance Period.

5.	Awards

The Committee may, from time to time and upon such conditions as it may determine, authorize grants of Awards to Participants, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a)        The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the payout of each Award, which formula is based upon the Company’s achievement of Performance Objectives as set forth in the Guidelines; provided, however, that the Committee shall approve the foregoing not later than the 90th day of the applicable Performance Period and prior to the completion of 25% of such Performance Period. Each grant shall specify an initial allocation between the cash portion of the Award and the equity portion of the Award. Calculations of Target Awards for a Performance Period shall initially be based on a Participant’s Salary Points as of January 1st of the first year of the Performance Period. However, such Target Awards may be changed during or after the Performance Period under the following circumstances: (i) if a Participant receives a change in Salary Points, salary midpoint and/or long-term incentive compensation target percentage during a Performance Period, such change will be reflected in a pro-rata Target Award, (ii) employees hired into or promoted to a position eligible to become a Plan Participant during a Performance Period will, if designated as a Plan Participant by the Committee, be assigned a pro-rated Target Award based on their length of service during a Performance Period, and (iii) the Committee may increase or decrease the amount of a Target Award at any time, in its sole and absolute discretion; provided, however, that no such decrease described in clause (iii) may occur in connection with or following a Change in Control that occurs during or after the applicable Performance Period.

(b)        Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of the payout of each Award based upon the application of the formula and actual performance to the Target Awards previously determined in accordance with Section 5(a); and (ii) a final calculation of the amount of each Award to be paid to each Participant for the Performance Period. Such approval shall be certified in writing by the Committee before any amount is paid under any Award with respect to that Performance Period. Notwithstanding the foregoing, the Committee shall have the power to (1) decrease the amount of the payout of any Award below the amount determined in accordance with Section 5(b)(i); (2) increase the amount of the payout of any Award above the amount determined in accordance with Section 5(b)(i); and/or (3) adjust the allocation between the cash portion of the Award and the equity portion of the Award; provided, however, that no such decrease described in clause (1) may occur in connection with or following a Change in Control that occurs during or after the applicable Performance Period. No Award, including any Award equal to the Target Award, shall be payable under this Plan to any Participant except as determined and approved by the Committee.

(c)        Each Award shall be 100% vested when and to the extent the Committee determines that it has been earned pursuant to Subsection (b) and shall be fully paid to the Participants no later than the last day of the Payment Period, partly in cash and partly in Award Shares. The whole number of Award Shares to be issued or transferred to a Participant shall be determined by dividing the equity portion of the Award payout by the Average Award Share Price (subject to adjustment as described in Subsection (b) above), with any fractional Award Shares resulting from such calculation payable in cash as provided under the Guidelines. The Company shall pay any and all brokerage fees and commissions incurred in connection with any purchase by the Company of shares which are to be issued or transferred as Award Shares and the transfer thereto to Participants. Awards shall be paid subject to all withholdings and deductions pursuant to Section 6. Notwithstanding any other provision of this Plan, the maximum amount paid to a Participant in a single calendar year as a result of Awards under this Plan (including the fair market value of any Award Shares paid to the Participant) shall not exceed the greater of (i) $12,000,000 or (ii) the fair market value of 500,000 Award Shares, determined at the time of payment.

6.	Withholding Taxes/Offsets

(a)        To the extent that an Employer is required to withhold federal, state or local income taxes or other amounts in connection with any Award paid to a Participant under this Plan, and the amounts available to the Employer for such withholding are insufficient, it shall be a condition to the receipt of such Award that the Participant make arrangements satisfactory to the Company for the payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such Award. If a Participant’s benefit is to be received in the form of shares of Class A Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Class A Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Class A Common Stock required to be delivered to the Participant, shares of Class A Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Class A Common Stock held by such Participant. The shares of Class A Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Class A Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Class A Common Stock to be withheld and delivered pursuant to this Section 6(a) to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the maximum amount that could be required to be withheld. The Company and a Participant may also make similar arrangements with respect to the payment of any other taxes derived from or related to the Award with respect to which withholding is not required.

(b)        If, prior to the payment of any Award, it is determined by an Employer, in its sole and absolute discretion, that an amount of money is owed by the Participant to the Employer, the Award otherwise payable to the Participant may be reduced (to the extent permitted under Section 409A of the Code) in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.

(c)        Notwithstanding the foregoing, nothing in the Plan or an Award shall affect the Committee’s ability (subject to approval by the Board of Directors) to recover all or part of any previously granted Award pursuant to an existing or future policy established by the Committee in accordance with the requirements of an applicable national securities exchange, Dodd-Frank Wall Street Reform, or other applicable law.

7.	Change in Control

This Section shall apply notwithstanding any other provision of the Plan to the contrary.

(a)        Amount of Award for Year of Change In Control. In the event of a Change in Control during a Performance Period, the amount of the Award shall be equal to the Participant’s Target Award for such Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Performance Period. Notwithstanding the foregoing, no Award shall be payable to a Participant pursuant to this Section 7 unless the Participant either (i) is employed by an Employer on the date of the Change in Control; (ii) died during the applicable Performance Period and before the Change in Control; (iii) became permanently Disabled during the applicable Performance Period and before the Change in Control; or (iv) Retired during such Performance Period and before the Change in Control.

(b)        Time of Payment. Upon a Change in Control, the payment date of all outstanding Awards (including, without limitation, the pro-rata Target Award for the Performance Period during which the Change in Control occurred) shall be a date that is between two days prior to and 30 days after the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

(c)        Applicability of Change In Control Provision. The term “Change in Control” shall mean the occurrence of (i)(A), (i)(B), or (i)(C), below; provided that such event occurs on or after March 1, 2020 and meets the requirements of Treasury Regulations Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

(i)	Change in Control Events.

(A)        Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(1) directly from the Company that is approved by a majority of the Incumbent Directors (as defined below); or

(2) by any Person pursuant to an Excluded HBBHC Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(B)        a majority of the Board of Directors of the Company ceases to be comprised of Incumbent Directors; or

(C)        the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other similar transaction involving the Company (“HBBHC Business Combination”) excluding, however, any HBBHC Business Combination that relates solely to the business or assets of The Kitchen Collection, LLC (or any successor thereto) and further excluding, however, any HBBHC Business Combination pursuant to which both of the following apply (either such HBBHC Business Combination, an “Excluded HBBHC Business Combination”):

(1) the individuals and entities who beneficially owned, directly or indirectly, the Company immediately prior to such HBBHC Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such HBBHC Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries); and

(2) at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such HBBHC Business Combination, at least a majority of the members of the Board of Directors of the Company were Incumbent Directors.

(ii)	Additional Definitions. For purposes of this Section, the following terms apply:

(A)        “Incumbent Directors” means the individuals who, as of September 29, 2017, are members of the Board of Directors of the Company and any individual becoming a member of the Board of Directors of the Company subsequent to such date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of the Company occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company.

(B)        “Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement dated September 29, 2017, as amended from time to time, by and among the Participating Stockholders

(as defined therein), the Company and other signatories thereto; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect as of the date of the Change in Control, (ii) any direct or indirect subsidiary of the Company, and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any direct or indirect subsidiary of the Company.

8.	Award Shares Terms and Restrictions

(a)        Award Shares issued or transferred to a Participant shall entitle such Participant to voting, dividend and other ownership rights. Each payment of Award Shares shall be evidenced by an agreement between the Company and the Participant. Each such agreement shall contain such terms and provisions, consistent with this Plan, as the Committee may approve, including, without limitation, prohibitions and restrictions regarding the transferability of Award Shares.

(b)        Except as otherwise set forth in this Section 8, Award Shares shall not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered (collectively, a “Transfer”) by a Participant or any other person, voluntarily or involuntarily, other than a Transfer of Award Shares (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order that would meet the definition of a qualified domestic relations order under Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, if such provisions applied to the Plan, or a similar binding judicial order, (iii) directly or indirectly to a trust or partnership for the benefit of a Participant or his spouse, children or grandchildren (provided that Award Shares transferred to such trust or partnership shall continue to be Award Shares subject to the terms of this Plan), or (iv) with the consent of the Committee, after the substitution by a Participant of a number of shares of Class A or Class B Common Stock par value $0.01 per share (the “New Shares”) for an equal number of Award Shares, whereupon the New Shares shall become and be deemed for all purposes to be Award Shares, subject to all of the terms and conditions imposed by this Plan and the Guidelines on the shares for which they are substituted, including the restrictions on Transfer, and the restrictions hereby imposed on the shares for which the New Shares are substituted shall lapse and such shares shall no longer be subject to this Plan or the Guidelines. The Company shall not honor, and shall instruct the Company’s transfer agent not to honor, any attempted Transfer and any attempted Transfer shall be invalid, other than Transfers described in clauses (i) through (iv) above. In no event will any Award Shares granted under this Plan be transferred for value.

(c)        Each Award shall provide that a Transfer of the Award Shares shall be prohibited or restricted for a period of three, five or ten years from the last day of the Performance Period. The length of the restricted period shall be determined by the Committee in its sole and absolute discretion. Further, the Committee may provide for any other shorter or longer restricted period as may be determined by the Committee (in its sole and absolute discretion) from time to time. Notwithstanding the foregoing, such restrictions shall automatically lapse on the earliest of (i) the date the Participant dies or becomes permanently Disabled; (ii) three years (or earlier with the approval of the Committee) after the Participant Retires; (iii) an extraordinary release of restrictions pursuant to Subsection (d) below; or (iv) a release of restrictions as determined by the Committee in its sole discretion and absolute (including, without limitation, a release caused by a termination of this Plan). Following the lapse of restrictions pursuant to this Subsection or Subsection (d) below, the shares shall no longer be “Award Shares” and, at the Participant’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Award Shares, such that the resulting shares shall be fully paid, nonassessable, and unrestricted by the terms of this Plan.

(d)        Extraordinary Release of Restrictions.

(i)        A Participant may request in writing that a Committee member authorize the lapse of restrictions on a Transfer of such Award Shares if the Participant desires to dispose of such Award Shares for (A) the purchase of a principal residence for the Participant, (B) payment of medical expenses for the Participant, his spouse or his dependents, (C) payment of educational expenses for the Participant, his spouse or his dependents, or (D) any other extraordinary reason the Committee previously approved in writing. The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions in the manner described in Subsection (c) of such number of Award Shares as the Committee shall authorize.

(ii)        A Participant who is employed by the Employers may request such a release at any time following the third anniversary of the date the Award Shares were issued or transferred; provided that the restrictions on no more than 20% of such Award Shares may be released pursuant to this Subsection (d) for such a Participant. A Participant who is no longer employed by the Employers may request such a release at any time following the second anniversary of the date the Award Shares were issued or transferred; provided that the restrictions on no more than 35% of such Award Shares may be released pursuant to this Subsection (d) for such a Participant.

(e)        Legend. The Company shall cause an appropriate legend reflecting the restrictions to be placed on each Award Shares certificate or, for uncertificated shares, another applicable record.

9.	Amendment, Termination, and Adjustments

(a)        The Committee, subject to approval by the Board of Directors, may alter or amend this Plan from time to time or terminate it in its entirety; provided that, except as set forth in Section 6, no such action shall adversely affect the rights, without the Participant’s consent, in (i) an outstanding Award that was previously approved by the Committee for a Performance Period but has not yet been paid or (ii) any Award Shares that were previously issued or transferred under this Plan. In any event, no Award Shares will be issued or transferred under this Plan on or after the tenth anniversary of the Plan’s original effective date, September 29, 2017. Unless otherwise specified by the Committee, all Award Shares that were issued or transferred prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the transfer restrictions on such Award Shares shall lapse as otherwise provided in Section 8.

(b)        The Committee shall make or provide for such adjustment (A) in the total number of Award Shares that may be issued or transferred under this Plan as specified in Section 10, (B) in outstanding Award Shares, (C) in the definition of Average Award Share Price, and (D) in other Award terms, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to reflect: (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Moreover, in the event of any such Extraordinary Event or a Change in Control, the Committee may provide in substitution for any or all outstanding Awards or Award Shares such alternative consideration (including, cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards or Award Shares so replaced in a manner that complies with or is exempt from Section 409A of the Code and applicable Treasury Regulations issued thereunder. Any securities that are distributed in respect of Award Shares in connection with any of the Extraordinary Events shall be deemed to be Award Shares and shall be subject to the transfer restrictions set forth herein to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued, unless such restrictions are waived or otherwise altered by the Committee.

(c)        Notwithstanding the provisions of Subsection (a), without further approval by the stockholders of the Company, no amendment to this Plan shall (i) materially increase the maximum number of Award Shares to be issued or transferred under this Plan specified in Section 10 (except that adjustments expressly authorized by Subsection (b) shall not be limited by this clause (i)); (ii) cause Rule 16b-3 to become inapplicable to any Award; or (iii) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

10.	Award Shares Subject to Plan

(a)        Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued or transferred as Award Shares under this Plan, on or after March 1, 2020, shall be 430,902. No new shares have been requested in connection with this Plan restatement.

(b)        Notwithstanding anything to the contrary contained in this Plan, shares of Class A Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will count against the aggregate number of shares of Class A Common Stock available under this Section 10.

11.	Approval by Stockholders

This amended and restated Plan will be submitted for approval by the stockholders of the Company. If such approval has not been obtained by July 1, 2020, all grants of Target Awards made on or after March 1, 2020 for Performance Periods beginning on or after January 1, 2020 will be rescinded.

12.	General Provisions

(a)        No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.

(b)        Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)        Sections and Gender References. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d)        Limitation on Rights of Employees; No Trust. No trust has been created for the payment of Awards under this Plan, nor have the employees been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a participant hereunder is a mere unsecured creditor of the Company.

(e)        Non-transferability of Awards. Target Awards shall not be transferable by a Participant. Award Shares shall be transferable, subject to the restrictions described in Section 8.

(f)        Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code and applicable Treasury Regulations issued thereunder, and shall be administered in a manner consistent with such intent. Notwithstanding any provision of this Plan and Awards hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and Awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code without the consent of any Participant. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have an obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Hamilton Beach Brands Holding Company
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2020 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.
Election of Directors
01—Mark R. Belgya 02—J.C. Butler, Jr. 03—Paul D. Furlow 04—John P. Jumper
05—Dennis W. LaBarre 06—Michael S. Miller 07—Alfred M. Rankin, Jr. 08—Thomas T. Rankin
09—James A. Ratner 10—Gregory H. Trepp 11—Clara R. Williams
Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees
01 02 03 04 05 06 07 08 09 10 11 For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
2. Proposal to approve the amended and restated Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan
4. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2020.
For Against Abstain
3. Proposal to approve, on an advisory basis, the Company’s Named Executive Officer compensation
For Against Abstain
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
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2020 Annual Meeting Admission Ticket
2020 Annual Meeting of Hamilton Beach Brands Holding Company Stockholders
May 12, 2020, 11:00 a.m. Eastern Standard Time 5875 Landerbrook Dr., Cleveland OH 44124
Upon arrival, please present this admission ticket and photo identification at the registration desk.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The 2020 Proxy Statement and 2019 Annual Report are available, free of charge, at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.
The Company’s Annual Report for the year ended December 31, 2019 is being mailed to stockholders concurrently with the 2020 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material.
If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Hamilton Beach Brands Holding Company
Notice of 2020 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2020
Dennis W. LaBarre and Alfred M. Rankin, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 12, 2020 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2-4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.